Table of Contents

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SCIENTIFIC GAMES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2012

Dear Stockholder:

        You are cordially invited to attend the annual meeting of stockholders of Scientific Games Corporation to be held at 10:30 a.m. on Tuesday, June 5, 2012, at our executive offices located at 750 Lexington Avenue, 19th Floor, New York, New York.

        At the annual meeting, you will be asked to elect directors and to ratify the appointment of the independent auditor. These matters are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

        Whether you plan to attend in person or not, we encourage you to vote your shares so that they are represented at the annual meeting.

        We look forward to seeing you at the annual meeting.

Sincerely,

A. Lorne Weil Chairman and Chief Executive Officer

 SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

 NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

        Notice is hereby given that the annual meeting of stockholders of Scientific Games Corporation (the "Company") will be held at 10:30 a.m. on Tuesday, June 5, 2012, at the executive offices of the Company, 750 Lexington Avenue, 19th Floor, New York, New York, for the following purposes:

  1.
  To elect 11 members of the Board of Directors to serve for the ensuing year and until their respective successors are duly elected and qualified.

  2.
  To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2012.

  3.
  To consider and act upon any other matter that may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 10, 2012 are entitled to receive notice of and to vote at the meeting and any adjournment thereof. A list of the holders will be open to the examination of stockholders for ten days prior to the date of the meeting, between the hours of 9:00 a.m. and 5:00 p.m., at the office of the Secretary of the Company at 750 Lexington Avenue, 25th Floor, New York, New York, and will be available for inspection at the meeting itself.

        To obtain directions to attend the meeting and vote in person, please telephone the Company at (212) 754-2233.

        Whether you plan to be personally present at the meeting or not, we encourage you to submit your vote by proxy as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on June 5, 2012:

The Proxy Statement and 2011 Annual Report will be available on or about April 26, 2012 through the Investor Information link on our website at
www.scientificgames.com or through www.proxyvote.com

                      By Order of the Board of Directors

                      Grier C. Raclin
                       Senior Vice President, General Counsel
                      and Corporate Secretary

Dated: April 26, 2012

i

 SCIENTIFIC GAMES CORPORATION
750 Lexington Avenue, 25th Floor
New York, New York 10022

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Scientific Games Corporation ("Scientific Games," the "Company," "we" or "us") of proxies to be voted at the annual meeting of stockholders to be held at 10:30 a.m. on Tuesday, June 5, 2012, at our executive offices, 750 Lexington Avenue, 19th Floor, New York, New York, and any adjournment or postponement of the meeting, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

Notice and Access to Proxy Materials

        We expect our proxy materials, including this Proxy Statement and our 2011 Annual Report, to be made available to stockholders on or about April 26, 2012 through the Investor Information link on our website at www.scientificgames.com or through www.proxyvote.com. In accordance with the rules of the Securities and Exchange Commission ("SEC"), most stockholders will not receive printed copies of these proxy materials unless they request them. Instead, most stockholders will receive by mail a "Notice Regarding the Availability of Proxy Materials" that contains instructions as to how they can view our materials online, request copies be sent to them by mail or electronically by email and as to how they can vote online (the "Notice").

Stockholders Entitled to Vote

        All stockholders of record at the close of business on April 10, 2012 are entitled to vote at the meeting. At the close of business on April 10, 2012, 92,764,626 shares of common stock were outstanding. Each share is entitled to one vote on all matters that properly come before the meeting.

Voting Procedures

        You can vote your shares by proxy without attending the meeting. You may vote your shares by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you are voting over the Internet or by telephone, you will need to provide the control number that is printed on the Notice or proxy card that you receive.

        If you are the record holder of your shares, you may also vote your shares in person at the meeting. If you are not the record holder of your shares (i.e., they are held in "street" name by a broker, bank or other nominee), you must first obtain a proxy issued in your name from the record holder giving you the right to vote the shares at the meeting.

Voting of Proxies

        All valid proxies received prior to the meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board, which are as follows:

  •
  FOR election of the nominated directors (Proposal 1); and

  •
  FOR ratification of the appointment of the independent auditor (Proposal 2).

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Changing Your Vote

        A stockholder may revoke a proxy at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including over the Internet or by telephone), or by voting in person at the meeting.

Quorum

        The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting constitutes a quorum for the transaction of business.

Vote Required

        Assuming a quorum is present, directors will be elected by a plurality of the votes cast in person or by proxy at the meeting.

        The proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting.

Effect of Withheld Votes or Abstentions

        If you vote "WITHHOLD" in the election of directors or vote "ABSTAIN" (rather than vote "FOR" or "AGAINST") with respect to the proposal to ratify the appointment of the independent auditor, your shares will count as present for purposes of determining whether a quorum is present. A "WITHHOLD" vote will have no effect on the outcome of the election of directors (Proposal 1) and an "ABSTAIN" vote will have the effect of a negative vote on the proposal to ratify the appointment of the independent auditor (Proposal 2).

Effect of Broker Non-Votes

        If any broker "non-votes" occur at the meeting with respect to your shares, the broker "non-votes" will count for purposes of determining whether a quorum is present but will not have an effect on any proposals presented for your vote. A broker "non-vote" occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power on that item and has not received instructions from the owner. We believe that brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of the independent auditor (Proposal 2) and, accordingly, your shares may be voted by your broker or nominee on Proposal 2 without your instructions. We believe that a broker or other nominee holding shares for a beneficial owner may not vote these shares with respect to the election of directors (Proposal 1) without specific instructions from the beneficial owner as to how to vote with respect to such proposal.

 PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

        The Board has nominated for election to the Board the 11 persons named below to serve for a one-year term and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Four of the nominees, Messrs. Perelman, Schwartz and Meister and Ms. Townsend, were designated for election to the Board by MacAndrews & Forbes Holdings Inc., our largest stockholder, pursuant to its rights under a stockholders' agreement with us (discussed more fully below). Additionally, David L. Kennedy is an officer of MacAndrews & Forbes Holdings Inc. All of the nominees are presently directors of the Company.

        The Board recommends that you vote in favor of the election of each of the nominees named below as directors of the Company for the ensuing year, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors; however, if any nominee becomes unavailable to serve before the election, proxies may be voted for a substitute nominee selected by the Board.

        The name, age, business experience and certain other information regarding each of the nominees for director are set forth below.

Name	Age	Position with the Company	Director Since
A. Lorne Weil	66	Director (Chairman and Chief Executive Officer)	1989
Michael R. Chambrello	54	Director (Chief Executive Officer—Asia-Pacific Region)	2009
Peter A. Cohen	65	Director (Vice Chairman of the Board)	2000
Gerald J. Ford	67	Director	2005
David L. Kennedy	65	Director (Vice Chairman of the Board)	2009
Paul M. Meister	59	Director	2012
Ronald O. Perelman	69	Director	2003
Michael J. Regan	70	Director	2006
Barry F. Schwartz	63	Director	2003
Frances F. Townsend	50	Director	2010
Eric M. Turner	56	Director	2002

        A. Lorne Weil has been Chairman of the Board since October 1991. Mr. Weil became Chief Executive Officer in November 2010, a position he previously held from 1992 to 2008. Mr. Weil also served as the President of the Company from August 1997 to June 2005. Mr. Weil was President of Lorne Weil, Inc., a firm providing strategic planning and corporate development services to high technology industries, from 1979 to November 1992. Previously, Mr. Weil was Vice President of Corporate Development at General Instrument Corporation, working with wagering and cable systems. Mr. Weil is a director of Andina Acquisition Corporation, Avantair, Inc. and Sportech Plc.

        Michael R. Chambrello became Chief Executive Officer—Asia-Pacific Region in November 2010 after serving as Chief Executive Officer since January 2010. From July 2005 to December 2009, Mr. Chambrello was President and Chief Operating Officer. From November 2000 to June 2005, Mr. Chambrello was President and Chief Executive Officer of Environmental Systems Products Holdings Inc. ("ESP"), which provides vehicle emissions testing systems and services to government agencies. Prior to ESP, he was Chief Executive Officer of Transmedia Asia Pacific, Inc. and Transmedia Europe Inc., which provide membership-based consumer and business services. Mr. Chambrello has over 20 years of lottery industry experience, having served as President of GTECH Corporation and Executive Vice President of GTECH Holdings Corporation.

        Peter A. Cohen has served as Vice Chairman of the Board since September 2004. Mr. Cohen serves as Chief Executive Officer and Chairman of the Board of Cowen Group, Inc., a diversified financial services company. Mr. Cohen was a founding partner and principal of Ramius LLC, a private investment management firm formed in 1994 that was combined with Cowen in late 2009. From November 1992 to May 1994, Mr. Cohen was Vice Chairman and a director of Republic New York Corporation ("Republic"), as well as a member of its executive management committee. Mr. Cohen was also Chairman of Republic's subsidiary, Republic New York Securities Corporation. Mr. Cohen was Chairman of the Board and Chief Executive Officer of Shearson Lehman Brothers from 1983 to 1990. During the past five years, Mr. Cohen has also served as a director of L-3 Communications Holdings, Inc.

        Gerald J. Ford has been a financial institutions entrepreneur and private investor involved in numerous mergers and acquisitions of private and public sector financial institutions over the past 30 years. Mr. Ford served as Chairman of the Board and Chief Executive Officer of Golden State Bancorp Inc. from September 1998 until its merger with Citigroup Inc. in November 2002. Mr. Ford is Chairman of Hilltop Holdings, Inc. and Pacific Capital Bancorp. Mr. Ford serves as a director of Freeport-McMoRan Copper & Gold Inc., McMoRan Exploration Company and SWS Group, Inc. During the past five years, Mr. Ford has also served as Chairman of the Board of First Acceptance Corporation and a director of Triad Financial SM LLC.

        David L. Kennedy has served as Vice Chairman of the Board since joining it in October 2009. Mr. Kennedy served as an executive of the Company from November 2010 until March 2012, including as Chief Administrative Officer from April 2011 until March 2012. Mr. Kennedy serves as Senior Executive Vice President of MacAndrews & Forbes Holdings Inc. and Vice Chairman of Revlon, Inc. Mr. Kennedy served as President and Chief Executive Officer of Revlon from September 2006 through May 2009 and has held various senior management and senior financial positions with Revlon and The Coca-Cola Company and affiliates during his 40-year business career. Mr. Kennedy is a director of Revlon, Inc. and Revlon Consumer Products Corporation.

        Paul M. Meister is Chairman and Chief Executive Officer of inVentiv Health, Inc. a provider of commercial, consulting and clinical research services to the pharmaceutical and biotech industries. He also is co-founder and Chief Executive Officer of Liberty Lane Partners, LLC, a private investment company with diverse investments in healthcare and distribution-related industries. Mr. Meister served as Chairman of Thermo Fisher Scientific Inc., a scientific instruments, equipment and supplies company, from November 2006 until April 2007. He previously served as Vice Chairman of Fisher Scientific International, Inc., a predecessor to Thermo Fisher, from March 2001 to November 2006, and as Vice Chairman and Chief Financial Officer of Fisher Scientific from March 1991 to March 2001. Prior to Fisher Scientific, Mr. Meister held executive positions with the Henley Group, Wheelabrator Technologies and Abex, Inc.

        Ronald O. Perelman has been Chairman of the Board and Chief Executive Officer of MacAndrews & Forbes Holdings Inc., a diversified holding company, and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of Revlon Consumer Products Corporation and Revlon, Inc. During the past five years, Mr. Perelman served as Chairman of the Board of M & F Worldwide Corp., Co-Chairman of the Board of Panavision, Inc. and a member of the boards of managers of Allied Security Holdings LLC and REV Holdings LLC.

        Michael J. Regan is a former Vice Chairman and Chief Administrative Officer of KPMG LLP and was the lead audit partner for many Fortune 500 companies during his 40-year tenure with KPMG. Mr. Regan serves as a director of DynaVox Inc. During the past five years, Mr. Regan also served as a member of the board of managers of Allied Security Holdings LLC and a director of Citadel Broadcasting Corporation.

        Barry F. Schwartz has been Executive Vice Chairman and Chief Administrative Officer of MacAndrews & Forbes Holdings Inc. and various affiliates since October 2007. Prior to that, he was Executive Vice President and General Counsel of MacAndrews & Forbes and various affiliates since 1993 and was Senior Vice President of MacAndrews & Forbes and various affiliates from 1989 to 1993.

Mr. Schwartz is a director of Harland Clarke Holdings Corp., Revlon Consumer Products Corporation and Revlon, Inc. During the past five years, Mr. Schwartz also served as a director of M & F Worldwide Corp. and as a member of the board of managers of REV Holdings LLC.

        Frances F. Townsend has served as the Senior Vice President of Worldwide Government, Legal and Business Affairs of MacAndrews & Forbes Holdings Inc. since October 2010. Ms. Townsend was a corporate partner at the law firm of Baker Botts L.L.P. from April 2009 to October 2010. Prior to that, she served as Assistant to President George W. Bush for Homeland Security and Counterterrorism and chaired the Homeland Security Council from May 2004 until January 2008. Prior to serving the President, Ms. Townsend served as the first Assistant Commandant for Intelligence for the U.S. Coast Guard and spent 13 years at the U.S. Department of Justice in various senior positions. She also serves on numerous government advisory and nonprofit boards, chairs the Board of the Intelligence and National Security Alliance, and is a member of the Council on Foreign Relations and the Trilateral Commission. Ms. Townsend is a director of SIGA Technologies, Inc.

        Eric M. Turner has been an independent management consultant and private investor since 2003. Mr. Turner serves as a director of Tri-State Bank of Memphis. Mr. Turner served as Senior Vice President of State Street Corporation, a financial services company, from 1996 to 2003. Mr. Turner was the Executive Director of the Massachusetts State Lottery Commission from 1992 to 1995. During his time at the Lottery Commission, Mr. Turner was elected to positions of Treasurer and Secretary of the North American Association of State and Provincial Lotteries, a professional association of North American lotteries. In 1991, Mr. Turner served as Deputy Treasurer of the Commonwealth of Massachusetts. Prior to that, he was employed with Drexel Burnham Lambert for approximately six years, last serving as a Vice President in Municipal Finance from 1989 to 1990.

Designees of MacAndrews & Forbes Holdings Inc.

        Messrs. Perelman, Schwartz and Meister and Ms. Townsend were designated for election to the Board by MacAndrews & Forbes Holdings Inc. pursuant to its rights under a stockholders' agreement with us dated September 6, 2000, as supplemented by an agreement dated June 26, 2002, a letter agreement dated October 10, 2003 and a letter agreement dated February 15, 2007. The stockholders' agreement was originally entered into with holders of our Series A Convertible Preferred Stock in connection with the initial issuance of such preferred stock and provides for, among other things, the right of the holders to designate up to four members of our Board based on their ownership of preferred stock or the common stock issued upon conversion thereof. All of the preferred stock was converted into common stock in August 2004. MacAndrews & Forbes Holdings Inc., which owned approximately 92% of the preferred stock prior to conversion and currently owns approximately 34% of our outstanding common stock, has the right to designate up to four directors based on its level of share ownership. The percentages that must be maintained in order to designate directors are as follows: (a) 20% to designate four directors; (b) 16% to designate three directors; (c) 9% to designate two directors; and (d) 4.6% to designate one director. Such percentages, in each case, are to be determined based on our fully diluted common stock subject to certain exclusions of common stock or other securities that may be issued in the future.

Qualifications of Directors

        The Nominating and Corporate Governance Committee is responsible for evaluating and making recommendations to the Board concerning the appropriate size and needs of the Board with the objective of maintaining the necessary experience, skills and independence on the Board. The Nominating and Corporate Governance Committee and the Board believe that experience as a leader of a business or institution, sound judgment, effective interpersonal and communication skills, strong character and integrity, and expertise in areas relevant to the Company's business are important attributes in maintaining the effectiveness of the Board. As a matter of practice, the Nominating and Corporate Governance Committee and the Board consider the diversity of the backgrounds and experience of prospective directors as well as their personal characteristics (e.g., gender, ethnicity, age) in evaluating, and making decisions regarding, Board composition, in order to facilitate Board deliberations that reflect a broad range of perspectives. The Nominating and Corporate Governance Committee and the Board believe that the Board is comprised of a diverse group of individuals.

        The Nominating and Corporate Governance Committee and the Board believe that each nominee has valuable individual skills and experiences that, taken together, provide the variety and depth of knowledge, judgment and vision necessary for the effective oversight of the Company. As indicated in the foregoing biographies, the nominees have extensive experience in a variety of fields, including lottery and gaming (Messrs. Weil, Chambrello, Kennedy and Turner), technology (Messrs. Weil, Chambrello and Kennedy), consumer products and marketing (Messrs. Kennedy, Perelman and Schwartz), government (Ms. Townsend and Mr. Turner), investment and financial services (Messrs. Cohen, Ford, Kennedy, Meister, Perelman, Schwartz and Turner), law (Ms. Townsend and Mr. Schwartz) and public accounting (Mr. Regan), each of which the Board believes provides valuable knowledge about important elements of our business. Most of our nominees have leadership experience at major companies or firms with operations inside and outside the United States and/or experience on other companies' boards, which provides an understanding of ways other companies address various business matters, strategies, corporate governance and other issues. As indicated in the foregoing biographies, the nominees have each demonstrated significant leadership skills, including as a chief executive officer (Messrs. Weil, Chambrello, Cohen, Ford, Kennedy, Meister, Perelman and Schwartz), as an executive director of a leading lottery (Mr. Turner), as a chief administrative officer of a major accounting firm (Mr. Regan) and as chair of the Homeland Security Council and an officer in the U.S. Coast Guard (Ms. Townsend). Two of the nominees have extensive public policy, government or regulatory experience, including Executive Office, Congressional and Cabinet service (Ms. Townsend and Mr. Turner), which can provide valuable insight into issues faced by companies in regulated industries such as the Company. Three of the nominees (Messrs. Weil, Chambrello and Kennedy) have either served or are currently serving as a senior executive of the Company, which service has given them a deep knowledge of the Company and its businesses and directly relevant management experience. The Nominating and Corporate Governance Committee and the Board believe that these skills and experiences qualify each nominee to serve as a director of the Company.

THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE 11 NOMINEES

Information about the Board of Directors and Committees

        Director Independence.    The Board has adopted Director Independence Guidelines as a basis for determining that individual directors are independent under the standards of the Nasdaq Stock Market. This determination, which is made annually, helps assure the quality of the Board's oversight of management and reduces the possibility of damaging conflicts of interest. Under these standards, a director will not qualify as independent if:

  (1)
  the director has been employed by the Company (or any subsidiary) at any time within the past three years;

  (2)
  the director has an immediate family member who has been employed as an executive officer of the Company (or any subsidiary) at any time within the past three years;

  (3)
  the director or an immediate family member of the director has accepted any compensation from the Company (or any subsidiary) in excess of $120,000 during any period of 12 consecutive months within the past three years other than (a) for Board or Board committee service, (b) in the case of the family member, as compensation for employment other than as an executive officer or (c) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

  (4)
  the director or an immediate family member of the director is a partner, controlling shareholder or executive officer of an organization that made payments to, or received payments from, the Company for property or services in the current or in any of the past three years that exceed the greater of 5% of the recipient's consolidated gross revenues or $200,000, other than (a) payments arising solely from investments in the Company's securities or (b) payments under non-discretionary charitable contribution matching programs;

  (5)
  the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

  (6)
  the director or an immediate family member of the director is a current partner of the Company's outside auditor, or was a partner or employee of the Company's outside auditor who worked on the Company's audit at any time during any of the past three years.

        In applying these standards, the Board determined that each of Messrs. Cohen, Ford, Meister, Perelman, Regan, Schwartz, Townsend and Turner qualify as independent directors and none has a business or other relationship that would interfere with the director's exercise of independent judgment. Mr. Kennedy did not qualify as an independent director in light of his service as an executive officer of the Company from November 2010 until March 2012.

        The full text of the Board's Director Independence Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

        Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines that outline the structure, role and functioning of the Board and address various governance matters including director independence, the Board selection process, length of Board service, Board meetings and executive sessions of independent directors, Board and committee performance evaluations and management succession planning. The full text of the Guidelines can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

        Board Leadership Structure.    The Board is comprised of a substantial majority of independent directors and the Audit, Compensation, Compliance and Nominating and Corporate Governance Committees are comprised entirely of independent directors. The Board has designated Mr. Cohen, who serves as Vice Chairman of the Board and as Chairman of the Executive and Finance Committee of the Board, as the lead director to preside over regularly held executive sessions of independent directors. The responsibilities of the lead director include facilitating communication between the independent directors and the Chairman and Chief Executive Officer and coordinating the activities of the independent directors. Mr. Cohen also provides assistance to the Board and the committees of the Board in their evaluations of management's performance and he carries out other duties that the Board assigns to him from time to time in areas of governance and oversight.

        The Executive and Finance Committee, which includes two independent directors (Messrs. Cohen and Perelman) as well as Messrs. Weil and Kennedy, meets regularly to support the Board in the performance of its duties between regularly scheduled Board meetings, to implement the policy decisions of the Board and to provide strategic guidance and oversight to the Company. In his capacity as Vice Chairman of the Board and a member of the Executive and Finance Committee, Mr. Kennedy regularly consults with senior management regarding the affairs of the Company and also facilitates communication between the independent directors and senior management.

        The Board has the flexibility to select the leadership structure that is most appropriate for the Company and its stockholders and has determined that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and Chief Executive Officer. This approach allows the Board to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and Chief Executive Officer roles when deemed appropriate (as was the case during most of 2010 prior to Mr. Weil becoming Chief Executive Officer in November 2010).

        Mr. Weil currently serves both as Chairman of the Board and Chief Executive Officer. The Board believes that Mr. Weil continuing to serve as Chairman (as he has since 1991) is optimal because it provides the Board with strong and consistent leadership, while the Vice Chairmen (including the lead director) positions and the Executive and Finance Committee allow for multiple additional perspectives, including the perspectives of independent directors, in the provision of overall strategic guidance and oversight to the Company. Taken together, the Board believes that this leadership structure provides an appropriate balance of experienced leadership, independent oversight and management input.

        Board's Role in Risk Oversight.    The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company's approach to risk management. The Board exercises these responsibilities on an ongoing basis as part of its meetings and through the Board's committees, each of which examines various components of enterprise risk as part of its responsibilities. An overall review of risk is inherent in the Board's consideration of the Company's strategies and other matters presented to the Board, including financial matters, capital expenditures, acquisitions and divestitures. The Board's role in risk oversight is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for managing the Company's risk exposure, and the Board and its committees providing oversight of those efforts.

        The Company has implemented internal processes and controls to identify and manage risks and to communicate with the Board regarding risk management. These include an enterprise risk management program, regular internal management meetings that identify risks and discuss risk management, a Code of Business Conduct, a strong ethics and compliance function that includes suitability reviews of customers, partners, vendors and other persons/entities with which the Company does business, an internal and external audit process, internal approval processes and legal department review of contracts. In connection with these processes and controls, management regularly communicates with the Board, Board committees and individual directors regarding identified risks and the management of these risks. Individual directors often communicate directly with senior management on matters relating to risk management. In particular, the chairmen of the Board committees regularly communicate with members of senior management to discuss potential risks in connection with accounting and audit matters, compensation matters, compliance matters and finance-related matters.

        The Board committees, which meet regularly and report to the full Board, play significant roles in carrying out the Board's risk oversight function. In particular, the Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and certain legal matters. The Audit Committee also oversees the internal audit function and regularly meets separately with the Vice President of Internal Audit (who reports functionally to the Chief Financial Officer and has a direct reporting line to the Audit Committee) and representatives of the Company's independent auditing firm. The Compensation Committee evaluates the risks associated with the Company's compensation programs and discusses with management procedures to identify and mitigate such risks. See "Executive Compensation—Compensation Discussion and Analysis—Compensation Program as it Relates to Risk" below. The Compliance Committee is active in overseeing the Company's program with respect to compliance with the laws applicable to the Company's business, including gaming laws, as well as compliance with our Code of Business Conduct and related policies by employees, officers, directors and other representatives of the Company. In addition, the Compliance Committee oversees a compliance review process, which is designed to ensure that the vendors, consultants, customers and business partners of the Company are "suitable" or "qualified" as those terms are used by applicable gaming authorities, and regularly meets separately with the Vice President and Chief Compliance Officer (who reports functionally to the General Counsel and has a direct reporting line to the Compliance Committee).

        Board Meetings.    The Board held a total of seven meetings during 2011 including four executive sessions at which no members of management were present. During 2011, all directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served during the period in which they served.

        Board Committees.    The Board has five committees: the Audit Committee; the Compensation Committee; the Compliance Committee; the Executive and Finance Committee; and the Nominating and Corporate Governance Committee. All committees are comprised solely of independent directors with the exception of the Executive and Finance Committee, which is comprised of two independent directors as well as the Chairman and Chief Executive Officer and the Vice Chairman (who recently served as Chief Administrative Officer). The Board has approved charters for every Board committee, which can be accessed through the Corporate Governance link on our website at www.scientificgames.com. The current membership of each committee is as follows:

Audit Committee(1)	Compensation Committee(1)	Compliance Committee	Executive and Finance Committee	Nominating and Corporate Governance Committee(1)
Michael J. Regan (Chair)	Peter A. Cohen (Chair)	Barry F. Schwartz (Chair)	Peter A. Cohen (Chair)	Gerald J. Ford (Chair)
Paul M. Meister	Paul M. Meister	Gerald J. Ford	David L. Kennedy	Michael J. Regan
Barry F. Schwartz	Barry F. Schwartz	Eric M. Turner	Ronald O. Perelman	Frances F. Townsend
Eric M. Turner		Frances F. Townsend	A. Lorne Weil

(1)
Mr. Meister joined the Audit and Compensation Committees in March 2012. J. Robert Kerrey served on the Compensation and Nominating and Corporate Governance Committees until his resignation from the Board in March 2012.

        Audit Committee.    The Audit Committee is responsible for hiring the Company's independent auditor and for overseeing the accounting, auditing and financial reporting processes of the Company. In the course of performing its functions, the Audit Committee reviews, with management and the independent auditor, the Company's internal accounting controls, the annual financial statements, the report and recommendations of the independent auditor, the scope of the audit, and the qualifications and independence of the auditor. The Board has determined that each member of the Audit Committee is independent under the listing standards of the Nasdaq Stock Market and that Mr. Regan qualifies as an "audit committee financial expert" under the rules of the SEC. The Audit Committee held five meetings during 2011.

        Compensation Committee.    The Compensation Committee sets the compensation of the Chief Executive Officer and other senior executives of the Company, administers the equity incentive plans and executive compensation programs of the Company, determines eligibility for, and awards under, such plans and programs, and makes recommendations to the Board with regard to the adoption of new employee benefit plans and equity incentive plans and with respect to the compensation program for non-employee directors. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the Nasdaq Stock Market. The Compensation Committee held nine meetings during 2011, including one joint meeting with the Nominating and Corporate Governance Committee.

        Compliance Committee.    The Compliance Committee is responsible for providing oversight of the Company's program with respect to compliance with laws and regulations applicable to the business of the Company, including gaming and anticorruption laws, and with respect to compliance with the Code of Business Conduct by employees, officers, directors and other representatives of the Company. The Board has determined that each member of the Compliance Committee is independent under the listing standards of the Nasdaq Stock Market. The Compliance Committee held seven meetings during 2011.

        Executive and Finance Committee.    The Executive and Finance Committee has broad authority to act on behalf of the Board in the management of the business and affairs of the Company between regular meetings of the Board and assists the Board in implementing Board policy decisions. The Executive and Finance Committee held 11 meetings during 2011.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified to become directors, recommending nominees for membership on the Board and on committees of the Board, reviewing and recommending corporate governance principles, procedures and practices and overseeing the annual self-assessment of the Board and its committees. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee held four meetings during 2011, including one joint meeting with the Compensation Committee.

        The Nominating and Corporate Governance Committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will consider individuals suggested as candidates by stockholders. A stockholder wishing to propose a nominee for director should submit a recommendation in writing to the Company's Secretary at least 120 days before the mailing date of the proxy materials applicable to the annual meeting for which such nomination is proposed for submission, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating and Corporate Governance Committee will review the candidate's background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. In prior years, candidates have been identified through recommendations made by directors, the Chief Executive Officer and other third parties. The Nominating and Corporate Governance Committee anticipates that it would use these sources as well as stockholder recommendations to identify candidates in the future.

        Stockholder Communications with Directors.    Stockholders may communicate with the Board or an individual director by sending a letter to the Board or to a director's attention care of the Corporate Secretary of the Company at Scientific Games Corporation, 750 Lexington Avenue, 25th Floor, New York, New York, 10022. The Corporate Secretary will open, log and deliver all such correspondence (other than advertisements, solicitations or communications that contain offensive or abusive content) to directors on a periodic basis, generally in advance of each Board meeting.

        Attendance at Stockholders' Meetings.    The Company encourages directors to attend the annual stockholders' meeting. Last year, ten of the 11 directors then serving attended the annual meeting.

        Code of Ethics.    The Board has adopted a Code of Business Conduct that applies to all of our officers, directors and employees. The Code sets forth fundamental principles of integrity and business ethics and is intended to ensure ethical decision making in the conduct of professional responsibilities. Among the areas addressed by the Code are standards concerning conflicts of interest, confidential information and compliance with laws, regulations and policies. The full text of the Code can be accessed through the Corporate Governance link on our website at www.scientificgames.com.

Director Compensation

        The compensation program for non-employee directors consists of cash retainers, meeting fees and equity awards. Directors receive an annual retainer of $50,000 and meeting fees of $2,000 for each Board and committee meeting attended (except for meetings of the Executive and Finance Committee). In addition, directors who chair a committee receive additional annual retainers in the amount of $10,000 (except that the Audit Committee Chairman receives an additional annual retainer of $20,000) and Messrs. Cohen and Kennedy each receive $250,000 for their service as Vice Chairmen of the Board. Mr. Cohen does not receive an additional retainer for his service as Chairman of the Executive and Finance Committee or Chairman of the Compensation Committee.

        Each non-employee director is eligible to receive an award of restricted stock units ("RSUs") each year having a grant date value of $110,000 and a four-year vesting schedule, provided such director satisfied the Board's attendance requirements for the prior year, as discussed below. New directors receive stock options for 10,000 shares (with a four-year vesting schedule) upon joining the Board. Awards of stock options and RSUs are subject to forfeiture if a director leaves the Board prior to the scheduled vesting date except that the vesting of such awards would accelerate in full upon a director's death or disability. Directors who are employed by the Company do not receive any additional compensation for their services as directors.

        The annual RSU awards to eligible directors scheduled for January 2011 were deferred in light of the limited availability of shares under the Company's equity incentive plans. Such awards were made in September 2011 following completion of the option exchange program described below, which resulted in additional shares becoming available under the Company's equity incentive plans. In addition, in light of the limited availability of shares under the Company's equity incentive plans, the Compensation Committee and the Board determined to use the then average stock price over the previous two years ($11.70), rather than the then current stock price ($8.00), to determine the number of RSUs to be awarded to non-employee directors for 2011. Accordingly, the number of RSUs awarded in 2011 was determined by dividing the normal grant date value of $110,000 by such average stock price. As a result, approximately 32% fewer RSUs were granted in 2011 than would have been granted pursuant to our normal award guidelines. This reduction in RSUs granted in 2011 decreased the grant date value of each RSU award to directors from $110,000 to $75,216. Finally, the Compensation Committee and the Board determined, based on the advice of the Committee's external compensation consultant, to make annual RSU awards to eligible directors beginning in 2012 on the date of the annual meeting of stockholders (which in recent years has been in early June), rather than in January as was the case in prior years.

        The Board imposes a minimum meeting attendance requirement in connection with the annual awards of RSUs such that only directors who have attended at least 75% of the total number of meetings held by the Board and committees on which they served in the prior year are eligible to receive an award, except that a new director with less than six months of service in the prior year is not subject to such threshold with respect to the first grant made after becoming a director. All directors then serving satisfied the attendance requirements applicable for the 2011 awards.

        Directors can elect to defer their cash compensation into a non-qualified deferred compensation plan throughout their tenure on the Board or for certain specified deferral periods. The amounts deferred under the plan are measured by investment options that the participants may select from a variety of mutual funds in various investment categories offered under the plan. The plan for director deferrals is operated in conjunction with the deferred compensation plan for executives discussed below. The Company does not guarantee any minimum return on investments and participants receive their deferrals and any related earnings following the end of the specified deferral period or earlier if they leave the Board.

        In 2011, our stockholders authorized, and the Company completed, a "value-for-value" stock option exchange program. Under the terms of the program, eligible employees and directors could surrender outstanding stock options with exercise prices substantially above the then-current market price of our common stock in exchange for a new award of RSUs. In order to promote retention, new RSUs granted in the exchange were not vested on the date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs are scheduled to vest on the later of the first anniversary of their grant date and the date on which the corresponding option would have vested. Members of the Board (including Messrs. Weil, Kennedy and Chambrello) were eligible to participate in the option exchange program, but at exchange ratios that discounted the value of their eligible options by 50%. The Board and the Compensation Committee considered the option exchange program to be a valuable means to retain and motivate eligible employees and directors, reduce potential future dilution and return a substantial number of shares to the pool of available shares under our primary equity incentive plan, thereby facilitating the continued operation of the Company's equity compensation programs in the near-term. See "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Option Exchange Program" for additional information regarding the option exchange program.

        The table below shows the compensation earned by non-employee directors for 2011. Mr. Meister, who joined the Board in March 2012, did not receive any compensation for 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Peter A. Cohen	332,000	85,636	—	—	417,636
Gerald J. Ford	88,000	85,091	—	—	173,091
J. Robert Kerrey(3)	80,000	97,324	—	—	177,324
Ronald O. Perelman	62,000	99,471	—	—	161,471
Michael J. Regan	102,000	86,945	—	—	188,945
Barry F. Schwartz	114,000	99,471	—	—	213,471
Frances F. Townsend	86,000	92,533	—	—	178,533
Eric M. Turner	88,000	75,216	—	—	163,216

(1)
Reflects cash retainers and meeting fees earned by directors for services provided during 2011.

(2)
Reflects the aggregate grant date fair value of RSUs awarded during 2011, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

The amounts include the grant date fair value of the annual RSU award made to each of the non-employee directors of $75,216 plus the grant date fair value of RSUs awarded in exchange for surrendered options under the stock option exchange program described above, as follows: Mr. Cohen ($10,420); Mr. Ford ($9,875); Mr. Kerrey ($22,108); Mr. Perelman ($24,255); Mr. Regan ($11,729); Mr. Schwartz ($24,255); and Ms. Townsend ($17,317).

(3)
Mr. Kerrey ceased serving on the Board in March 2012.

        The table below shows the aggregate number of stock options and RSUs held by non-employee directors as of December 31, 2011.

Name	Stock Options (in shares)	5-Year Vesting RSUs(1)	4-Year Vesting RSUs(2)	RSUs Granted in Option Exchange(3)	Total RSUs
Peter A. Cohen	—	11,789	9,402	1,242	22,433
Gerald J. Ford	—	11,789	9,402	1,177	22,368
J. Robert Kerrey(4)	—	11,066	9,402	2,635	23,103
Ronald O. Perelman	—	11,789	9,402	2,891	24,082
Michael J. Regan	—	11,789	9,402	1,398	22,589
Barry F. Schwartz	—	11,789	9,402	2,891	24,082
Frances F. Townsend	—	—	9,402	2,064	11,466
Eric M. Turner	—	11,789	9,402	—	21,191

(1)
Reflects RSUs that have a five-year vesting schedule, with one-fifth scheduled to vest on each of the first five anniversaries of the date of the grant.

(2)
Reflects RSUs granted on September 7, 2011 that have a four-year vesting schedule, with one-fourth scheduled to vest on January 3 of each of 2012, 2013, 2014 and 2015.

(3)
Reflects RSUs granted in exchange for stock options tendered in the 2011 stock option exchange program, with a scheduled vesting period that ends on the later of one year from the date of grant (August 16, 2011) and the original stated vesting date of the corresponding exchanged options.

(4)
Mr. Kerry ceased serving on the Board in March 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in their ownership with the SEC. Based on a review of the copies of the reports that our directors, officers and ten percent holders filed with the SEC and on the representations made by such persons, we believe all applicable filing requirements were met during 2011.

 SECURITY OWNERSHIP

        The following table sets forth certain information as to the security ownership of each person known to us to be the beneficial owner of more than five percent of the outstanding shares of our common stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group. The number of shares beneficially owned is as of April 15, 2012 unless otherwise indicated; in all cases the percentage of beneficial ownership of the outstanding shares of our common stock is calculated as of April 15, 2012. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment power with respect to the shares indicated.

	Shares of Common Stock
	Number(1)		Percent(1)
MacAndrews & Forbes Holdings Inc. 35 East 62nd Street New York, NY 10065	31,700,737	(2)	34.17%
Fine Capital Partners, L.P 590 Madison Avenue, 5th Floor New York, New York 10022	6,896,402	(3)	7.43%
A. Lorne Weil	2,169,012	(4)	2.33%
Michael R. Chambrello	180,442		*
Peter A. Cohen	1,046,828	(5)	1.13%
Gerald J. Ford	319,357		*
David L. Kennedy	114,832		*
Paul M. Meister(6)	0		*
Ronald O. Perelman	31,723,126	(7)	34.20%
Michael J. Regan	18,354		*
Barry F. Schwartz	52,389		*
Frances F. Townsend	3,990		*
Eric M. Turner	183		*
Jeffrey S. Lipkin	46,507		*
William J. Huntley	63,504		*
Ira H. Raphaelson(8)	160,346		*
All directors and executive officers as a group (consisting of 21 persons)(9)	36,004,373		38.59%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
In accordance with SEC rules, this column includes shares that a person has a right to acquire within 60 days of April 15, 2012 through the exercise or conversion of stock options, RSUs or other securities. Such securities are deemed to be outstanding for the purpose of calculating the percentage of outstanding securities owned by such person but are not deemed to be outstanding for the purpose of calculating the percentage owned by any other person. The securities reported for the directors and named executive officers listed in the table above include shares subject to the following awards as to which the equivalent number of underlying shares may be acquired through exercise or conversion within 60 days of April 15, 2012:

Mr. Weil, 369,000 stock options; Mr. Chambrello, 9,600 RSUs; Mr. Kennedy, 28,367 stock options; Mr. Lipkin, 8,432 stock options; and Mr. Huntley, 59,997 stock options.

(2)
Based on an amendment to Schedule 13D filed with the SEC on June 16, 2011 by MacAndrews & Forbes Holdings Inc., SGMS Acquisition Corporation and SGMS Acquisition Two Corporation. SGMS Acquisition Corporation and SGMS Acquisition Two Corporation are holding companies owned by MacAndrews & Forbes Holdings Inc., whose chairman, chief executive officer and sole stockholder is Mr. Perelman. The Schedule 13D states that (a) MacAndrews & Forbes Holdings Inc. has sole voting and investment power with respect to 31,700,737 shares, (b) SGMS Acquisition Corporation has sole voting and investment power with respect to 26,315,090 shares and (c) SGMS Acquisition Two Corporation has sole voting and investment power with respect to 5,315,000 shares. The shares so owned are, or may from time to time be, pledged to secure obligations of MacAndrews & Forbes Holdings Inc. or its affiliates.

(3)
Based on a Schedule 13G filed with the SEC on January 11, 2012 jointly by Fine Capital Partners, L.P., Fine Capital Advisors, LLC and Ms. Debra Fine, reporting beneficial ownership as of January 11, 2012. The Schedule 13G states that each such person has shared voting power and shared investment power with respect to 6,896,402 shares.

(4)
Includes 1,800,012 shares subject to a pledge agreement. Mr. Weil's reported holdings do not include 557,299 shares held in family trusts for which Mr. Weil does not serve as trustee and disclaims beneficial ownership.

(5)
Includes 5,900 shares held by members of Mr. Cohen's immediate family, 15,000 shares held by trusts for members of his immediate family for which Mr. Cohen serves as co-trustee, 750,000 shares held by an entity of which Ramius Advisors, LLC acts as an investment advisor and 39,500 shares held by third party accounts managed by Ramius Securities, LLC. Mr. Cohen is one of four managing members of C4S & Co., LLC, which is the managing member of RCG Holdings LLC. RCG Holdings LLC is a significant shareholder of Cowen Group, Inc., which is the sole member of Ramius LLC ("Ramius"). Ramius is the sole managing member of Ramius Advisors, LLC. Mr. Cohen disclaims beneficial ownership of the securities held by affiliates of Ramius LLC and the third party accounts except to the extent of his pecuniary interest therein. On September 15, 2008, 750,000 of the shares held by the entity of which Ramius Advisors, LLC acts as an investment advisor (the "Frozen Shares") were frozen in such entity's prime brokerage account as a result of Lehman Brothers International (Europe) ("LBIE") being placed in administration. LBIE, through certain of its affiliates, was a prime broker for such Ramius entity. The current status of the Frozen Shares under LBIE's administration proceedings has not been determined. The Ramius entity claims beneficial ownership over the Frozen Shares until such time a final determination concerning the Frozen Shares is made.

(6)
Mr. Meister joined the Board in March 2012.

(7)
Includes the 31,700,737 shares reported in footnote 2 above, which may be deemed to be beneficially owned by Mr. Perelman, the Chairman, Chief Executive Officer and sole stockholder of MacAndrews & Forbes Holdings Inc. Mr. Perelman's address is 35 East 62nd Street, New York, NY 10065.

(8)
Mr. Raphaelson was among the "named executive officers" for 2011 but is no longer an employee.

(9)
Includes 521,745 shares issuable upon exercise of stock options and 13,600 shares issuable upon vesting of RSUs. Excludes the 160,346 shares held by Mr. Raphaelson, who is no longer an employee.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Oversight of Executive Compensation Program

        The Company's executive compensation program is administered by the Compensation Committee of the Board, which is referred to in this section as the "Committee." The Committee is responsible for determining the compensation of the Company's Chief Executive Officer and other executive officers of the Company and for overseeing the Company's executive compensation and benefits programs. The six individuals identified in the Summary Compensation Table below are collectively referred to in this Proxy Statement as the "named executive officers."

Executive Summary

        In late 2010, the Board appointed A. Lorne Weil, its then-Chairman, as the Company's Chief Executive Officer to lead the Company as it seeks to identify and capitalize on growth opportunities in the evolving lottery and gaming industries. In early 2011, the Committee made significant changes to the Company's management incentive compensation program ("MICP") intended to incentivize Mr. Weil and other members of management to meet growth objectives while managing incentive compensation costs and share availability under the Company's equity incentive plans. As discussed in more detail below, these changes included the addition of revenue and attributable EBITDA (in lieu of adjusted EBIT) as performance metrics under the MICP and the adoption of a revised payout structure under which the Company had to achieve significant above-budget results in order for executives to achieve their cash bonus target opportunities.

        The Company's financial performance in 2011 exceeded both budget and prior-year results on all MICP financial metrics, as shown below.

		2011 Results			Percentage Increase
	2011 Budget	Reported		MICP(1)	2011 MICP Results vs. 2010 MICP Results	2011 MICP Results vs. 2011 Budget
Revenue	$837.1	$878.7		$862.9	8.0%	3.1%
Attributable EBITDA	$298.4	$327.5		$315.3	3.7%	5.7%
Free Cash Flow	$181.0	$235.6	(2)	$209.2	8.1%	15.6%

(1)
As indicated above, the 2011 revenue and attributable EBITDA amounts calculated for MICP purposes are less than the revenue and attributable EBITDA amounts reported in our earnings release dated February 28, 2012. See page 22 for additional detail as to how 2011 results were calculated for MICP purposes.

(2)
Free cash flow for MICP purposes (generally, attributable EBITDA less total capital expenditures) is defined differently than the free cash flow metric we report in our earnings releases (net cash provided by operating activities less total capital expenditures). The 2011 reported free cash flow indicated above reflects reported attributable EBITDA less reported total capital expenditures.

        Under the more challenging MICP payout structure adopted for 2011, in order for the named executive officers with Company-wide responsibilities (Messrs. Weil, Lipkin and Kennedy) to receive at least 100% of their target bonus opportunities, revenue, attributable EBITDA and free cash flow needed to be, on average, 7.1% above budget. The foregoing results translated into a payout of approximately 104% of the target bonus opportunity of each of these named executive officers. However, the Committee determined to reduce such payout to 101% based on its view that 2011 financial results, although generally solid, warranted a payout that was essentially equal to these named executive officers' target bonus opportunities.

CEO Compensation

2011 Compensation Program for Mr. Weil

  •
  A substantial portion of Mr. Weil's compensation opportunity consists of premium-priced stock options subject to four-year time vesting, performance-conditioned stock options, RSUs subject to four-year time vesting and performance-conditioned RSUs, which were awarded in late 2010 in connection with Mr. Weil returning as Chief Executive Officer. The performance-conditioned stock options and RSUs are scheduled to vest at a rate of 20% per year, but only to the extent that the Company achieves challenging multi-year performance targets (subject to certain "carryover" vesting provisions described below). No performance-conditioned stock options or RSUs have vested as the applicable target for 2011 was not met.

  •
  Mr. Weil's cash bonus for 2011 reflects a target bonus opportunity equal to his base salary and the Company's above-budget performance with respect to each of the relevant financial metrics.

  •
  Mr. Weil participated in the stock option exchange program described below at exchange ratios that valued his eligible options at 50% of the value ascribed to identical eligible options held by non-director employees.

CEO—Asia-Pacific Region Compensation

2011 Compensation Program for Mr. Chambrello

  •
  A substantial portion of Mr. Chambrello's compensation opportunity consists of his participation in the Asia-Pacific business incentive compensation program described below, which provides him with a long-term cash incentive opportunity directly tied to the growth of the Company's Asia-Pacific business during the four-year period ending December 31, 2014 (subject to a cap). This long-term incentive opportunity is provided in lieu of annual grants of equity awards and a portion of the annual cash bonus opportunity that Mr. Chambrello would otherwise be eligible to receive.

  •
  As the Chief Executive Officer—Asia-Pacific Region, Mr. Chambrello earned an annual cash bonus for 2011 that reflected the strong performance of the Company's Asia-Pacific business during 2011, as China Sports Lottery instant ticket retail sales reached a record level.

  •
  Like Mr. Weil, Mr. Chambrello participated in the stock option exchange program at exchange ratios that valued his eligible options at 50% of the value ascribed to identical eligible options held by non-director employees.

Compensation of Other Named Executive Officers

2011 Compensation Program for Other Named Executive Officers

  •
  An average of approximately 66% of the targeted compensation of the other named executive officers is composed of variable incentive compensation, including a performance-based annual cash incentive, stock options and performance-conditioned RSUs.

  •
  In light of limited availability of shares under our equity incentive plans and our stock price at the time of grant, the Committee reduced the value of 2011 annual equity awards to our eligible named executive officers by more than 30% relative to "target" levels.

  •
  We made special awards of performance-conditioned RSUs to certain key executives (including Mr. Lipkin) in February 2012. These performance-conditioned RSUs are scheduled to vest at a rate of 25% per year, but only to the extent that the Company achieves the same challenging, multi-year performance targets applicable to Mr. Weil's sign-on performance-conditioned awards (subject to the same "carryover" vesting provisions).

Other Highlights of Our Compensation Program

  •
  For named executive officers with Company-wide responsibilities, potential payouts (based solely on financial performance) as a percentage of their target cash bonus opportunities have varied with the Company's financial performance over the past five years as follows:

2007	2008	2009	2010	2011
105%	42%	23%	42%	101%	(1)

(1)
Although actual results translated into a 104% payout, the Committee reduced such payout to 101%.
  •
  The Committee eliminated most perquisites, including travel and company car allowances, in 2006.

  •
  We do not pay tax gross-ups on excise taxes associated with change in control benefits.

Response to 2011 Say on Pay Vote

        The Committee believes that the Company's executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with stockholders' long-term interests. Our "say on pay" proposal at the 2011 annual meeting was approved by more than 67% of the votes cast. As part of its on-going review of our executive compensation program, the Committee considered the outcome of last year's "say on pay" proposal and has responded, and intends to continue to respond, to questions or concerns regarding our executive compensation program that are raised from time to time by our stockholders.

        The Committee has taken a number of recent actions that it believes address concerns expressed by certain proxy advisory firms and stockholders and that should be positively received by our stockholders generally. As discussed in more detail below, the Committee implemented a more challenging MICP payout structure for 2011 bonuses that included an additional performance metric. The Committee exercised negative discretion to reduce the payouts that were otherwise earned under this more challenging structure. The Committee did not award any discretionary cash bonuses to any named executive officer for 2011. In light of the Company's stock price and the limited availability of shares under the Company's equity incentive plans, the Committee, as it did in 2011, determined to reduce the value of the 2012 annual equity awards by more than 30% relative to "target" levels. In addition, we have sought to enhance our disclosure regarding our compensation decisions, including by disclosing more information regarding our 2011 performance results for purposes of the MICP.

Compensation Program as it Relates to Risk

        The Company's management and the Committee, with the assistance of the Committee's independent compensation consultant, periodically review the Company's compensation policies and practices, focusing particular attention on incentive programs, so as to ensure that they do not encourage excessive risk taking by the Company's employees. Specifically, this review includes the cash and equity components of the MICP (in which executives generally participate) and the Company's local cash bonus and commission plans (in which other employees participate). As discussed below, the cash bonus programs are generally designed to reward achievement of annual results when measured against performance metrics, whereas the equity incentive program is designed to link a portion of compensation to long-term Company performance. Management and the Committee do not believe that the Company's compensation programs create risks that are reasonably likely to have a material adverse impact on the Company for the following reasons:

  •
  our incentive programs generally balance short- and long-term incentives, with a significant percentage of total compensation for the senior executive team provided in the form of incentive compensation focused on long-term performance;

  •
  the MICP and many of our local bonus plans (which often "mirror" the MICP) use multiple financial performance metrics that encourage executives and other employees to focus on the overall health of the business rather than on a single financial measure;

  •
  a qualitative assessment of individual performance is generally a key component of individual compensation payments;

  •
  cash bonuses under the MICP, local bonus plans and the Asia-Pacific business incentive compensation program are generally capped;

  •
  incentive compensation paid to Messrs. Weil, Chambrello and certain other senior executives (including compensation paid under the Asia-Pacific business incentive compensation program) is subject to recovery under any "clawback" policy that may be adopted by the Company;

  •
  executive officers and certain other key employees must obtain permission from the Company's General Counsel to sell any shares, even during an open trading period;

  •
  Board and management processes are in place to oversee risk associated with the MICP and local bonus plans, including periodic business performance reviews by management and regular bonus accrual updates to the Committee; and

  •
  the Company's risk management processes—including the Company's enterprise risk management program, Code of Business Conduct, strong ethics and compliance function that includes suitability reviews of customers and other persons and entities with which the Company does business, internal approval processes and legal department review of contracts—mitigate undue risk-taking.

Objectives and Components of Compensation Program

        The objectives of the executive compensation program are to attract and retain executive talent, foster excellent performance by executives whose contributions drive the success of the Company and create value for our stockholders. The program is structured to provide compensation packages that are competitive with the marketplace and is designed to offer rewards to executives based on Company and individual performance, encourage long-term service and align the interests of management and stockholders through incentives that encourage annual and long-term results.

        The principal components of the Company's compensation program consist of base salaries, annual performance-based incentive compensation, long-term incentive compensation and employment agreements that include severance and change of control arrangements. The following is a description of the Company's compensation elements and the objectives they are designed to support:

Element of Compensation	Rationale	Linkage to Compensation Objective
Base Salary	Provides fixed level of compensation	Attract and retain executive talent
Annual Incentive Compensation (cash bonuses)
Combined with salary, target level of annual incentive compensation provides a market-competitive total cash opportunity

	Actual annual incentive compensation payout depends on Company and individual performance	Foster excellent business performance Align executive and stockholder interests by linking a portion of compensation to the annual performance of the Company Attract and retain executive talent
Long-Term Incentive Compensation (stock options, performance-conditioned RSUs and long-term cash incentive)
Target level of long-term incentive compensation provides a market-competitive equity opportunity

Conditioning the vesting of RSUs (and performance-conditioned stock options granted to the CEO) upon Company achievement of financial performance targets aligns executive pay with stockholder interests

Long-term cash incentive opportunity granted to the Chief Executive Officer—Asia-Pacific Region is directly linked to the appreciation in value of the Asia-Pacific Business over a four-year period
Align executive and stockholder interests by linking a portion of compensation to long-term Company performance

Foster excellent business performance that creates value for stockholders

Attract and retain executive talent

Encourage long-term service
Employment Agreements with Severance and Change in Control Provisions
Severance provisions under employment agreements provide benefits to ease an employee's transition due to an unexpected employment termination by the Company due to changes in the Company's employment needs

	Change in control provisions under employment agreements and equity incentive plans encourage employees to remain focused on the best interests of the Company in the event of rumored or actual fundamental corporate changes	Attract and retain executive talent Encourage long-term service

        The Committee believes that a substantial portion of executive officer compensation should vary from year to year based on Company and individual performance.

        The Company's compensation policies are generally consistent with respect to the named executive officers, although there are differences in the executive officers' base salary levels, bonus opportunities and equity award opportunities based on the relative responsibilities of the positions, the executive officers' relative importance to the success of the Company and, to some extent, the terms of the executive officers'

employment agreements resulting from arm's length negotiations. For example, the Chief Executive Officer has the highest base salary and bonus and equity award opportunities among the executive officers because the Committee views his position and performance as the most critical to the success of the Company. The annual and long-term incentive opportunity of the Chief Executive Officer—Asia-Pacific Region is based on the financial results of our Asia-Pacific Business, which is consistent with the position's focus on growing that business.

Base Salary

        The base salaries of the Company's executive officers are reviewed on an annual basis in light of the competitive marketplace, the executive officer's responsibilities, experience and contributions and internal equity considerations. Internal equity in this context means ensuring that executives in comparable positions are rewarded comparably.

        The Committee did not approve any salary increases for the named executive officers in 2011 other than a $35,000 increase in Mr. Lipkin's salary in February 2011. This increase in Mr. Lipkin's salary to $485,000 was approved by the Committee based upon the recommendation of the Chief Executive Officer and a qualitative assessment of Mr. Lipkin's performance in 2010 (which included key contributions to the execution of strategic transactions during the year, including the disposition of our racing and venue management business), as well as for internal equity considerations. As discussed below, Mr. Lipkin's salary was increased to $550,000 effective March 2012 in connection with the amendment to Mr. Lipkin's employment agreement that extended the term of the agreement until December 31, 2015.

Annual Incentive Compensation

        Annual cash bonuses under the Company's MICP are based upon the Company's overall performance relative to financial targets approved for a given fiscal year and/or the financial performance of individual business units of the Company for executives directly involved with the operation of those units, as well as an assessment of the executive's performance and contribution, including factors not quantitatively measurable by financial results.

        If the applicable financial performance targets are met or exceeded, then participants are eligible to receive MICP cash bonuses based on a pre-established target percentage of their base salaries, which, for senior executives, ranges from a target percentage of 50% to 100% of base salary.

        Upon the recommendation of the Chief Executive Officer, the Committee determined to make certain changes to the 2011 cash bonus program designed to align the program with the Company's growth objectives. These changes primarily involved altering the relevant financial performance metrics and instituting a more challenging payout structure. In particular, the Committee determined to use "attributable EBITDA" in lieu of the "adjusted EBIT" metric used in recent years and to add a revenue performance metric.

        "Attributable EBITDA," which is substantially based on (but not identical to) the definition of "attributable EBITDA" that we report in our earnings releases, is defined as our consolidated EBITDA plus our share of the EBITDA of our strategic equity investments, subject to substantially the same adjustments contemplated by the EBITDA metric in the Company's credit agreement and the EBITDA metric reported in the Company's earnings releases, as well as certain additional adjustments in the discretion of the Committee (e.g., to take into account changes in applicable accounting rules during the year). The Committee determined to use attributable EBITDA for the 2011 bonus program in lieu of adjusted EBIT in order to promote consistency with the EBITDA-based metric that we publicly report and the EBITDA-based metric that determines our compliance with the financial covenants contained in our credit agreement. The Committee noted that the benefit of using adjusted EBIT in order to hold management accountable for charges taken in connection with the write-off of investments could still be preserved through case-by-case downward adjustments to attributable EBITDA. In light of attributable

EBITDA replacing adjusted EBIT, the definition of "free cash flow" for MICP purposes was revised to mean attributable EBITDA (instead of adjusted EBITDA) less capital expenditures (which includes wagering systems expenditures and other intangible assets and software expenditures), subject to certain additional adjustments in the discretion of the Committee. The Committee determined to add revenue as a third financial performance metric in order to align the cash bonus program with the Company's focus on growing revenue in 2011.

        In addition, the Committee, upon the recommendation of the Chief Executive Officer, determined to revise the payout percentages for 2011 bonuses in a way that incentivized management to meet the Company's relatively challenging growth objectives while managing incentive compensation costs. Under the revised payout structure, as indicated in the table below, achievement of the budgeted financial performance would result in a payout of only 55% of a named executive officer's target bonus opportunity (rather than 100% as in 2010). In order for the named executive officers with Company-wide responsibilities to receive 100% of their target bonus opportunities, the corporate financial performance metrics needed to be, on average, 7.1% above budget.

        As was the case for 2010, no portion of the 2011 bonus attributable to a particular financial metric was payable unless at least 85% of the budgeted amount was achieved, and the payout percentage at this minimum threshold level was 35% of an executive's target bonus opportunity. As was the case for 2010, payouts were capped at 200% of that portion of the bonus that was attributable to a particular financial metric. However, for 2011, this maximum level required attainment of 115% of budgeted revenue, 113% of the budgeted attributable EBITDA, and 121% of budgeted free cash flow (compared to 114% of the budgeted amounts in 2010). As was the case in prior years, payouts were interpolated for achievement between the various target levels.

        The 2011 bonus amounts for the named executive officers with Company-wide responsibilities (Messrs. Weil, Lipkin and Kennedy) were determined based on attainment of the corporate financial performance targets for the three metrics (each metric weighted equally). The bonus amounts for the named executive officers directly managing the operation of a business unit (Messrs. Chambrello and Huntley) were determined based on attainment of business unit financial performance (in the case of Mr. Chambrello) or a combination of corporate and business unit financial performance (in the case of Mr. Huntley).

        Based on the revised payout structure, the named executive officers had the following bonus opportunities under the MICP for 2011:

Executive	Threshold Bonus Opportunity (as a % of Base Salary)	Target Bonus Opportunity (as a % of Base Salary)	Maximum Bonus Opportunity (as a % of Base Salary)
Mr. Weil	35.0%	100.0%	200.0%
Mr. Lipkin	23.5%	67.0%	133.0%
Mr. Kennedy	35.0%	100.0%	200.0%
Mr. Chambrello	17.5%	50.0%	75.0%
Mr. Huntley	23.3%	66.7%	133.0%
Mr. Raphaelson(1)	23.3%	66.7%	133.0%

(1)
Mr. Raphaelson was among the "named executive officers" for 2011 but is no longer an employee.

        The attributable EBITDA, revenue, and free cash flow targets set at the beginning of 2011 for corporate financial performance, the actual results achieved and the applicable payout percentages, are shown below:

		2011 Targets and Payout Levels					2011 Results (for MICP purposes)
		35%	55%	100%	150%	200%	$		Actual Payout %
		(% of Target Bonus Opportunity)

Revenue	Target ($)	$711.5	$837.1	$892.1	$947.1	$964.4	$862.9	(1)	76.1%
	% of Budget	85.0%	100.0%	106.6%	113.1%	115.2%
Attributable EBITDA	Target ($)	$253.6	$298.3	$314.9	$331.4	$336.6	$315.3	(2)	101.5%
	% of Budget	85.0%	100.0%	105.6%	111.1%	112.8%
Free Cash Flow	Target ($)	$153.9	$181.0	$197.5	$214.0	$219.2	$209.2	(3)	135.4%
	% of Budget	85.0%	100.0%	109.1%	118.2%	121.1%

(1)
2011 revenue for MICP purposes excludes approximately $14.3 million of revenue from Barcrest Limited Group ("Barcrest"), which we acquired in September 2011, and $1.6 million of revenue related to a change in accounting standards applicable to our licensed properties business. Accordingly, the 2011 revenue amount for MICP purposes is less than the 2011 revenue amount included in our financial statements prepared in accordance with GAAP and reported in our earnings release dated February 28, 2012 ($878.7 million).

(2)
2011 attributable EBITDA for MICP purposes excludes approximately $4.8 million of unbudgeted acquisition advisory costs, approximately $3.6 million of severance, management transition and restructuring costs, approximately $1.4 million of debt-related fees and charges (relating to our amendment and extension of our credit agreement and our consent solicitation related to a series of our senior subordinated notes), as well as approximately $2.9 million of EBITDA from Barcrest and $1.6 million of EBITDA related to a change in accounting standards applicable to our licensed properties business. The 2011 attributable EBITDA amount for MICP purposes is less than the 2011 attributable EBITDA amount reported in our earnings release dated February 28, 2012 ($327.5 million). Reported attributable EBITDA is reconciled to net income (loss) in such earnings release.

(3)
Free cash flow for MICP purposes (generally, attributable EBITDA less total capital expenditures) is defined differently than the free cash flow metric we report in our earnings releases (net cash provided by operating activities less total capital expenditures). 2011 free cash flow for MICP purposes includes approximately $8.6 million in budgeted capital expenditures not made in 2011 but contemplated to be made in later periods and approximately $5.6 million of above-budget costs related to the roll-out by our Global Draw subsidiary of gaming machines for a customer. Due to these two adjustments, the 2011 total capital expenditure amount for MICP purposes ($106.1 million) is greater than the 2011 total capital expenditure amount reported in our earnings release dated February 28, 2012 ($91.9 million).

        Mr. Chambrello's 2011 bonus opportunity was based entirely on the revenue, attributable EBITDA and free cash flow of our Asia-Pacific business. Under the revised payout structure, achievement of the budgeted financial performance would result in a payout of only 55% of Mr. Chambrello's target bonus opportunity. Relative to 2010, the budgeted amounts for the Asia-Pacific business reflected a 1.9% and 5.3% decline in revenue and attributable EBITDA, respectively, and a 6.3% increase in free cash flow. The budgeted amounts reflected a 0.2% reduction in January 2011 in the rate we receive on retail sales under our China instant ticket validation contract and a 29.9% year-over-year decrease in capital expenditures. To achieve the 100% payout level, the business unit had to achieve revenue, attributable EBITDA and free cash flow of approximately 116%, 109% and 115% of the budgeted amounts, respectively. The business unit had to achieve revenue, attributable EBITDA and free cash flow of approximately 132%, 117% and 127% of the budgeted amounts, respectively, in order to achieve the 150% payout level. The 2011 results of the Asia-Pacific business translated into a payout percentage of 87.4% for revenue, 150% for attributable EBITDA and 150% for free cash flow, for a total payout to Mr. Chambrello equal to 125% of his bonus opportunity (which total payout reflects the discretionary reduction described below).

        One-third of Mr. Huntley's 2011 bonus opportunity was based on corporate revenue, attributable EBITDA and free cash flow and two-thirds was based on revenue, attributable EBITDA and free cash flow of a business unit comprised of our U.S. and European lottery systems businesses and our video business. Under the revised payout structure, achievement of the budgeted financial performance would result in a payout of only 55% of Mr. Huntley's target bonus opportunity. Relative to 2010, the budgeted amounts for this business unit reflected a 1.0%, 4.6% and 61.3% decrease in revenue, attributable EBITDA and free cash flow, respectively. The budgeted revenue and attributable EBITDA amounts reflected lost contracts in New Hampshire and Vermont as of June 30, 2010, a reduction in the rate under our Iowa systems contract and an increase in personnel costs to support initiatives in our video business. The budgeted free cash flow amount reflected a 22.9% year-over-year increase in total capital expenditures but not a commensurate increase in EBITDA, reflecting timing differences between the capital expenditures and the related operating results. To achieve the 100% payout level, the business unit had to achieve revenue, attributable EBITDA and free cash flow of approximately 106%, 105% and 142% of the budgeted amounts, respectively. The business unit had to achieve revenue, attributable EBITDA and free cash flow of approximately 112%, 111% and 183% of the budgeted amounts, respectively, to achieve the 150% payout level. In order to achieve the 200% payout level, the business unit had to achieve revenue, attributable EBITDA and free cash flow of approximately 114%, 113% and 197% of the budgeted amounts, respectively. The 2011 results of this business unit translated into a payout percentage of 73.6% for revenue, 111.1% for attributable EBITDA and 176.9% for free cash flow, for a total payout to Mr. Huntley equal to 112% of his bonus opportunity (which total payout reflects the discretionary reduction described below).

        The Committee adopted the recommendation of the Chief Executive Officer to lower the payout percentage for corporate performance from 104% to 101% based on a view that 2011 financial results, although generally solid, warranted a payout that was essentially equal to target bonus opportunities with respect to corporate performance (with a commensurate 3% decrease in payouts for most business units participants, including Messrs. Chambrello and Huntley). Based on the financial performance described above (and the discretionary reduction), the Committee approved MICP bonuses for 2011 as shown below:

Executive	Bonus Award	Award as a % of Target Bonus	Award as a % of Salary
Mr. Weil	$1,516,451	101%	101%
Mr. Lipkin	$324,563	101%	68%
Mr. Kennedy	$1,010,967	101%	101%
Mr. Chambrello	$625,583	125%	63%
Mr. Huntley	$427,837	112%	74%

        Mr. Raphaelson, who resigned during 2011, received a $445,000 transition bonus in lieu of an MICP bonus for 2011. See "—Employment Agreements; Severance and Change in Control Arrangements—Separation Agreement with Mr. Raphaelson" below for additional information regarding the terms of Mr. Raphaelson's separation.

        For 2012 bonuses (payable, if at all, in early 2013), upon the recommendation of the Chief Executive Officer and in light of ambitious budgetary goals for 2012, the Committee determined that achievement of budgeted financial performance would result in a payout of 100% of a named executive officer's target bonus opportunity (rather than 55% as in 2011). Payment of 100% of an executive's target bonus opportunity upon 100% budget achievement is generally consistent with bonus plan design prior to 2011. However, the Committee determined that, unlike recent years, bonuses in excess of 100% of target bonus opportunities would be payable only if the Company's attributable EBITDA exceeds the 2012 budgeted amount. Accordingly, unless the Company's 2012 attributable EBITDA exceeds budget, bonuses above target would not be payable even if the Company's revenue or free cash flow exceeds budget (nor would they be payable, in the case of business unit executives, if business unit results exceed budget). The named executive officers and certain other executives would be eligible for bonuses of up to 200% of their target bonus opportunities upon achievement of 120% of the Company's budgeted attributable EBITDA.

Long-Term Incentive Compensation

        The Company's executive officers receive long-term incentive awards, such as stock options and RSUs, primarily under the stockholder-approved 2003 Incentive Compensation Plan (as amended and restated, the "2003 Plan"), which link their compensation with the long-term performance of the

Company, align their interests with stockholders and encourage long-term service. Each year, executives have the opportunity to receive equity awards based on a formula approved by the Committee. Under the current equity award opportunity guidelines, participants in the MICP are eligible to receive a number of shares having an aggregate value equal to a designated percentage of their base salary (with the actual award determined in the discretion of the Committee). As in prior years, the equity award opportunity for 2011 was based on the participant's cash bonus opportunity as shown below for the named executive officers:

Executive	Target Bonus Opportunity (Value as a % of Salary)	Equity Award Opportunity (Value as a % of Salary)
Mr. Weil(1)	100.0%	200%
Mr. Lipkin	67.0%	95%
Mr. Kennedy	100.0%	155%
Mr. Chambrello(2)	50.0%	0%
Mr. Huntley	66.7%	95%
Mr. Raphaelson	66.7%	95%

(1)
Mr. Weil has an equity award opportunity of 200%; however, Mr. Weil was not contractually entitled to an annual equity award in 2011 under the terms of his amended employment agreement.

(2)
Under the terms of his amended employment agreement, Mr. Chambrello is not contractually entitled to receive an annual award of RSUs or options in light of his participation in a long-term incentive program tied to the appreciation in value of our Asia-Pacific business, which is described in more detail below.

  Annual Equity Awards

        With respect to the annual equity awards for 2011, as in prior years, the Committee determined that, for the eligible named executive officers and certain other eligible senior officers, one-half of the value would be granted in stock options and one-half in RSUs based on the fair value of the awards at the time of grant. In recent years (including 2011), the Committee has awarded half of the value of the annual equity award in the form of stock options so that a portion of the equity opportunity of the executive officers is directly linked to creating increased value for the Company's stockholders. Because the stock options are granted with an exercise price that is equal to the market price of our common stock on the date of grant, the executive officer will realize value on the stock options only if our stockholders realize appreciation on their shares. The Committee has in recent years (including 2011) awarded the other half of the value of the annual equity opportunity in the form of RSUs because the Committee believes that RSUs encourage long-term service since, upon vesting of these units, the executive will receive value regardless of stock price volatility. The Committee believes RSUs also help to align the interests of our executive officers with those of our stockholders since the value of the shares underlying the RSUs appreciates as the Company's stock price increases. The Committee also considers that awards of RSUs utilize fewer shares under the Company's equity incentive plan than option awards with an equivalent value. The evenly split allocation of value between stock options and RSUs in recent years reflected the Committee's assessment during such years of an appropriate balance of the foregoing objectives and the recommendation of the Committee's independent compensation consultant, which was based in part on its assessment of market practice for allocating between different forms of equity incentive compensation.

        The annual equity awards granted in 2011 are scheduled to vest over a period of four years subject to the satisfaction of financial performance criteria in the case of the RSUs granted to the named executive officers and certain other senior officers. Due to limited share availability under our equity incentive plans, the Compensation Committee determined to use the then average stock price over the previous two years ($13.15), rather than the then current stock price ($8.90), to determine the number of RSUs to be awarded to executives and others who participate in the program. Accordingly, the number of RSUs granted was calculated by dividing 50% of the executive's equity award opportunity by such two-year average stock price. The number of options granted was calculated by dividing 50% of the executive's equity award opportunity by a Black-Scholes value of the option that reflected such two-year average stock price. As a result, the grant date value of (and the number of shares underlying) the 2011 annual equity awards was approximately 32% less than it otherwise would have been had the then-current stock price been used.

        In 2011, each of the named executive officers (except for Messrs. Weil and Chambrello, for the reasons noted above) received annual equity awards based on such officer's equity award opportunity and the formula described above. The number of stock options and RSUs comprising the annual equity awards for 2011 is set forth below:

Executive	Date of Grant	Stock Options	RSUs	Vesting Schedule
Mr. Lipkin	03/22/2011	33,730	17,519	4 years
Mr. Kennedy	03/22/2011	113,470	58,935	4 years
Mr. Huntley	03/22/2011	39,989	20,770	4 years
Mr. Raphaelson	03/22/2011	43,084	22,377	4 years

        The annual RSUs awarded to the eligible named executive officers in 2011 were subject to achievement of 2011 financial performance criteria (revenue of at least $753.4 million, attributable EBITDA of at least $238.6 million or free cash flow of at least $125.1 million). In February 2012, the Committee determined that the performance condition had been met, resulting in the vesting of the first 25% increment of these RSUs. The balance of these awards is scheduled to vest in equal installments on each of the second through fourth anniversaries of the grant date, subject to service requirements.

        The 2012 annual equity grant was awarded in February 2012. In light of the stock price at the time (approximately $12.50) and to preserve available shares under the 2003 Plan, the Committee, as it did in 2011, determined to reduce the value of the annual equity grant by approximately 30% relative to "target" levels. In addition, the Committee determined that the awards would be comprised entirely of RSUs, the vesting of which would be subject to achievement of more challenging financial performance criteria in the case of the eligible named executive officers. The Committee determined that awards comprised entirely of RSUs would further the objective of preserving available shares under the 2003 Plan in order to facilitate the operation of our equity compensation programs over the near-term, and prioritized this objective over some of the other considerations reflected in its recent practice of allocating 50% of the value of such awards to stock options.

  Special Performance-Conditioned Equity Awards

        In connection with the December 2010 amendment to his employment agreement, in addition to one million RSUs and one million premium-priced stock options subject to time vesting over four years, Mr. Weil was granted one million performance-conditioned stock options and one million performance-conditioned RSUs. These performance-conditioned awards are scheduled to vest at the rate of 20% per year, but only if the Company's "adjusted EBITDA" (as defined in the amended employment agreement) for a particular year equals or exceeds the adjusted EBITDA targets shown below, with the actual vesting date to be March 15 of the following year, assuming the target is met:

Year	Adjusted EBITDA Target
2011	$315 million
2012	$354 million
2013	$399 million
2014	$448 million
2015	$504 million

        The targets reflect a compound annual growth rate of approximately 12.5% over the five-year performance period. None of Mr. Weil's performance-conditioned equity vested in 2011 because the Company's 2011 adjusted EBITDA of $298.9 million was less than the target of $315 million. Adjusted EBITDA is not the same as the EBITDA metric for purposes of the Company's credit agreement or the MICP, or the EBITDA metric reported in the Company's earnings releases. Increases in adjusted EBITDA resulting from certain acquisitions are taken into account only to the extent that such acquisitions increase free cash flow (insofar as the cost of capital and capital expenditures associated with such acquisitions is deducted). The adjusted EBITDA targets are neither a projection made by the Company nor indicative of the Company's future financial performance.

        Vesting of the performance-conditioned stock options and performance-conditioned RSUs is also subject to "carryover" provisions intended to provide Mr. Weil with continued incentives if these challenging performance targets are achieved in later years than those specified above, as more fully described in the amended employment agreement. The performance-conditioned stock options will expire, and the performance-conditioned RSUs will be forfeited, on March 15, 2016 to the extent that such awards remain unvested on such date. Performance-conditioned stock options that have vested by March 15, 2016 will expire ten years from the date of grant.

        At the time of the December 2010 amendment to Mr. Weil's employment agreement, the 2003 Plan did not contain sufficient shares to satisfy both the sign-on equity awards contemplated for Mr. Weil and the 2011 annual equity awards contemplated for other employees. Therefore, Mr. Weil's amended employment agreement provided that any vested performance-conditioned RSUs will be forfeited to the extent that sufficient shares are not available under the 2003 Plan on March 15, 2016. In addition, the amended agreement provided that the performance-conditioned stock options will not be exercisable to the extent that sufficient shares are not available under the 2003 Plan for the delivery of the shares issuable upon such exercise. In addition, to the extent that sufficient shares were not available under the 2003 Plan for the delivery of the shares subject to 500,000 of the time-vesting RSUs or the exercise of 200,000 of the time-vesting stock options, the Company agreed to settle such delivery or exercise in cash. By agreeing to these provisions, the Company was able to preserve shares for the 2011 annual equity awards to other employees.

        In light of the shares that were returned to the pool of available shares under the Plan as a result of the completion of the stock option exchange program described below, in August 2011, the Company entered into an amendment to its employment agreement with Mr. Weil to eliminate (1) the Company's cash settlement obligation described above in respect of certain of Mr. Weil's time-vesting awards and (2) the non-exercisability and forfeiture provisions in respect of the performance-conditioned stock options and RSUs. All other terms of Mr. Weil's employment agreement relating to such equity awards (including the service and performance-based conditions to vesting, exercise and settlement) were unchanged and remain in full force and effect. For additional information regarding Mr. Weil's sign-on equity awards, see the full text of the December 2010 and August 2011 amendments to Mr. Weil's employment agreement available as exhibits to the Current Reports on Form 8-K filed by the Company with the SEC on December 3, 2010 and August 18, 2011, respectively.

        On February 22, 2012, the Company granted approximately 494,000 RSUs to certain senior executives (including 78,597 RSUs to Mr. Lipkin), which awards have a four-year vesting schedule, with 25% scheduled to vest each year if specified performance targets are met subject to certain "carryover" vesting provisions. The specified performance targets and the carryover vesting provisions are substantially identical to those applicable to Mr. Weil's performance-conditioned equity awards (reflecting a compound annual growth rate of approximately 12.5% over the four-year performance period). The performance-conditioned RSUs were awarded to further incentivize the senior executives to achieve challenging long-term growth objectives, to closely align these objectives with those of Mr. Weil and for retention and internal equity purposes.

        Also on February 22, 2012, the Company granted Mr. Weil 75,000 performance-conditioned RSUs with vesting subject to achievement of 2012 financial performance criteria for revenue, attributable EBITDA or free cash flow. The Committee determined to make this award in recognition of Mr. Weil's leadership in 2011, which included the development of a three-year strategic plan, the realignment of our management structure and the strengthening of our senior leadership team through new hires and changes in responsibilities, and in light of the growth in key financial metrics discussed above.

  Asia-Pacific Business Incentive Compensation Program

        In lieu of receiving any annual equity award, Mr. Chambrello participates in a long-term incentive compensation plan along with certain other key personnel who are involved in the Company's business in China (and potentially other jurisdictions in the Asia-Pacific region) (the "Asia-Pacific Business"). The plan is designed to promote the creation of long-term value for the Company's stockholders by directly linking participants' compensation under the plan to the appreciation in value of this business. Under the terms of the plan, participants are eligible to receive, in the aggregate, up to 7.5% of the growth in the value of the Asia-Pacific business (the "final appreciation amount"), subject to a cap of (1) $50 million, in the event a specified Asia-Pacific Business liquidity event (generally, an initial public offering or strategic investment by a third party involving the Asia-Pacific Business) occurs prior to the end of 2014, and (2) $35 million, in the event such a liquidity event does not occur by the end of 2014. Mr. Chambrello is eligible to receive 36.7% of the potential incentive compensation pool under the plan.

        In the event an Asia-Pacific Business liquidity event does not occur prior to December 31, 2014, the final appreciation amount will be calculated by subtracting the "initial valuation" (i.e., the attributable EBITDA of the Asia-Pacific Business for 2010 multiplied by the Company's EBITDA multiple based on its 2010 financial results (the "initial multiple"), less the net debt of the Asia-Pacific Business at the end of 2010) from the "final valuation" (i.e., the attributable EBITDA of the Asia-Pacific Business for 2014 multiplied by a specified EBITDA multiple that increases as attributable EBITDA increases, less the net debt of the Asia-Pacific Business at the end of 2014). This amount is subject to downward adjustment to take into account capital expenditures and investments related to the Asia-Pacific Business over the four-year period and upward adjustment to take into account any dividends from the Asia-Pacific Business over the four-year period.

        In the event an Asia-Pacific Business liquidity event occurs prior to the end of 2014, the final appreciation amount will be calculated by multiplying any increase in attributable EBITDA of the business over the four-year period by the "final multiple" (which, in the case of an initial public offering, will be measured by reference to the public traded stock price at the end of 2014), and adding to this amount the attributable EBITDA of the Asia-Pacific Business for 2010 multiplied by 5.1 (or, if less, the amount by which the applicable "final multiple" exceeds the "initial multiple"). This amount is subject to downward adjustment to take into account the net debt of the Asia-Pacific Business at the end of 2014 and capital expenditures and investments related to the Asia-Pacific Business over the four-year period, and upward adjustment to take into account any dividends from the Asia-Pacific Business over the four-year period.

        For additional information regarding the terms of the plan, see the full text of the plan available as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on December 3, 2010.

  Option Exchange Program

        We have depended on stock options to provide a significant portion of compensation for managerial employees and directors, in order to provide a strong incentive to them and to encourage their long-term service to the Company. Our stock price had declined from a high of $39.92 in October 2007 to a low of $6.77 in November 2010 due to a variety of factors that had a negative effect on our business, including unfavorable industry conditions caused by intense price-based competition and a challenging macroeconomic environment, which impacted consumer spending. The Company also had significant management transition during that period, along with increased financial leverage to support investments. At this time last year, our stock was trading around $9.00 per share. This lower stock price had resulted in a significant number of our outstanding options being underwater, greatly impairing their effectiveness as an incentive and retention tool. Therefore, we asked our stockholders at the 2011 annual meeting to authorize the Board and Committee to implement a one-time, "value-for-value" option exchange program whereby our current employees and directors could surrender outstanding stock options with exercise prices substantially above the then-current market price of our common stock in exchange for a new award of RSUs.

        Under the terms of the program, eligible employees and directors were given the opportunity to exchange all (but not less than all) of their outstanding stock options with an exercise price greater than $11.99 that were granted before July 19, 2010, whether vested or unvested, for a lesser number of new RSUs. In order to promote retention, new RSUs granted in the exchange were not vested on the date of grant regardless of whether the surrendered option was fully vested. Instead, the new RSUs are scheduled to vest on the later of the first anniversary of their grant date and the date on which the corresponding option would have vested. Members of the Board, including Messrs. Weil, Kennedy and Chambrello, were eligible to participate in the program, but at exchange ratios that discounted the value of their eligible options by 50%.

        The Committee and the Board believed that the option exchange program would benefit the Company and its stockholders by:

  •
  restoring the incentive and retention benefits of the equity awards without the Company incurring significant additional accounting expense;

  •
  substantially reducing the total number of shares subject to outstanding equity awards, thereby reducing potential future dilution; and

  •
  returning a substantial number of shares to the pool of available shares under the 2003 Plan, which would facilitate the operation of our equity compensation programs over the near-term.

        This program, which was authorized by our stockholders, was completed in August 2011. A total of 4,918,791 options (97% of the eligible options) were tendered and exchanged for a total of 663,173 RSUs. As a result, 3,615,238 shares were returned to the pool of available shares under the 2003 Plan. The option exchange did not result in significant incremental stock-based compensation expense.

        The stock options exchanged by, and the new RSUs granted to, the named executive officers are shown in the table below. For vesting dates of the new RSUs granted pursuant to the option exchange, see the "Outstanding Equity Awards at Fiscal Year-End" table below.

Name	Grant Date	Exercise Price	Options Exchanged	New RSUs Granted
A. Lorne Weil	12/8/2003	15.96	150,000	7,242
	12/9/2004	23.15	150,000	4,824
	12/15/2005	27.68	75,000	2,510
	2/27/2007	33.94	97,167	3,735
	2/26/2008	21.27	141,470	14,090
	2/23/2009	12.21	176,559	37,645
Jeffrey S. Lipkin	4/1/2009	12.41	30,000	12,765
	2/22/2010	15.65	26,791	9,920
David L. Kennedy	10/26/2009	18.02	10,000	1,555
Michael R. Chambrello	7/1/2005	27.01	500,000	14,116
	12/15/2005	27.68	42,000	1,405
	2/27/2007	33.94	42,879	1,647
	2/26/2008	21.27	62,429	6,216
	2/23/2009	12.21	95,877	20,440
	2/22/2010	15.65	86,071	15,936
Ira H. Raphaelson	2/1/2006	31.79	200,000	11,007
	2/27/2007	33.94	22,674	1,743
	2/26/2008	21.27	31,847	6,342
	2/23/2009	12.21	41,084	17,480
	2/22/2010	15.65	36,882	13,658

Supplemental Executive Retirement Plan

        As part of the Committee's continuing review of executive compensation and benefits, the Committee discontinued the Company's Supplemental Executive Retirement Plan ("SERP") as of the end of 2005. Benefit accruals for the SERP's four participants were frozen at amounts calculated at the end of 2005. The amounts were credited with interest at a rate of 4% per annum, compounded annually, from the period from December 31, 2005 through distribution. Mr. Weil was the only employee with a balance remaining in the plan, and his balance was paid out on November 1, 2011. Additional information regarding the SERP and the amounts credited during 2011 is set forth below under "Supplemental Executive Retirement Plan."

Other Retirement Plans

        Executive officers are eligible to participate in our 401(k) retirement plan under the same rules that apply to other employees. Under the plan, eligible employees of the Company and our U.S. subsidiaries may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service ("IRS") (maximum contributions of $16,500 for 2011, $22,000 if over age 50). The Company makes matching contributions of 37.5 cents on the dollar for the first 6% of participant contributions (for a match of up to 2.25% of eligible compensation).

        We also have a non-qualified deferred compensation plan that enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of their cash bonus under the MICP during their employment or for certain specified minimum deferral periods. Non-employee directors may also defer their director fees and other cash compensation payable for director services under this plan. The Company does not make any matching or profit sharing contributions under this plan. Accounts are maintained for participants, who elect to have their deferrals mirror the performance of investment options that we may offer from time to time. Although we have established a rabbi trust to assist us in meeting our obligations under the plan, account balances under the plan are unsecured under rules of the IRS and remain part of the Company's general assets until distributed to the participants. The value of participant deferrals is based solely on the performance of the investment options that they select. The Company does not guarantee any minimum return on those investments.

        Additional information regarding the non-qualified deferred compensation plan and the amounts contributed by the named executive officers is set forth below under "Non-Qualified Deferred Compensation."

Role of Management

        The Committee works directly with our Chief Human Resources Officer on the compensation program and receives recommendations from the Chief Executive Officer and other senior management regarding the compensation of executive officers.

Role of Compensation Consultant

        The Committee has the sole authority to select and retain outside compensation consultants or any other consultants, legal counsel or experts to provide independent advice and assistance in connection with the execution of its responsibilities. The Committee has engaged Compensation Advisory Partners ("CAP") to provide independent advice regarding executive and director compensation and other matters in the execution of the Committee's duties.

        At the Committee's request, CAP assisted the Committee during 2011 by:

  •
  attending most scheduled meetings of the Committee and providing advice and context on matters discussed in the meetings;

  •
  advising on alternatives to existing equity grant practices in light of the Company's stock price and the limited availability of shares under the Company's equity incentive plans;

  •
  advising on the design of annual incentives under the MICP;

  •
  advising on the stock option exchange program implemented in 2011;

  •
  assisting in the review of the Company's compensation policies and practices, with a focus on incentive programs, from a risk management perspective; and

  •
  reviewing and providing recommendations with respect to the level and structure of director compensation.

        The Committee's compensation consultant generally attends meetings of the Committee, is available to participate in executive sessions and communicates directly with the Committee chairman or its members outside of meetings. The compensation consultant was retained by and reports directly to the Committee, which determines the scope of requested services and approves fee arrangements for its work.

        During 2009, at the request of the Committee, the Committee's compensation consultant at that time, Mercer LLC ("Mercer"), conducted a periodic review of the companies comprising the Company's peer group for purposes of comparing executive compensation. Based on this review, Mercer recommended revising the peer group to include companies based on the following criteria: (1) direct competitors (gaming companies); (2) technology companies; and (3) 50 general industry companies with revenues generally ranging from $500 million to $2 billion, or approximately 50% to 200% of the Company's consolidated revenues. Based on these criteria, Mercer recommended, and the Committee approved, a peer group comprised of six gaming companies (Bally Technologies, Inc., Boyd Gaming Corporation, International Game Technology, Penn National Gaming, Inc., Pinnacle Entertainment, Inc. and WMS Industries Inc.) and five technology companies (Affiliated Computer Services, Inc., Fiserv, Inc., Mentor Graphics Corporation, Quest Software, Inc. and Verisign, Inc.), along with 50 general industry companies with revenues generally ranging from $500 million to $2 billion.

Equity Grant Practices

        The Committee generally considers the grant of equity awards, including stock options and RSUs, at regularly scheduled meetings that are normally scheduled in the prior year. The exercise price for option grants is determined by calculating the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. An award that is approved for a new hire would generally not be deemed granted until the date the employee begins employment. As an administrative convenience, the Committee has delegated to the Chief Executive Officer the authority to grant awards to new hires and other employees who are not executive officers in between Committee meetings, within designated award levels, subject to reporting to the Committee at the Committee's next scheduled meeting.

Employment Agreements; Severance and Change in Control Arrangements

        We have entered into employment agreements with our executive officers. The agreements specify duties and minimum compensation commitments. The agreements also provide for severance benefits in certain circumstances and impose restrictive covenants that relate to, among other things, confidentiality and competition. The Committee believes that employment agreements with our executive officers are desirable as a means to attract executive talent, to encourage long-term service, to obtain a measure of assurance as to the executive's continued employment in light of prevailing market competition, to impose the restrictive covenants described above and, where practicable, to provide comparable severance and other terms and conditions to similarly situated executives.

        The severance protection provided under employment agreements assists the Company in attracting and retaining executives and is designed to ease an executive's transition in the event of an unexpected termination by the Company due to changes in the Company's employment needs. Severance provisions that are included in the agreements do not generally enhance an employee's current income, and therefore are generally independent of the direct compensation decisions made by the Committee from year to year.

        The employment agreements with our named executive officers provide for enhanced severance payments if their employment were terminated in connection with a change in control (as defined in the agreements). The Committee views these enhanced severance provisions as appropriate because they encourage executives to remain focused on the Company's business in the event of rumored or actual fundamental corporate changes, allow executives to assess potential change in control transactions objectively without regard to the potential impact on their own job security and are not triggered in connection with a change in control unless an executive's employment is terminated without "cause" or the executive terminates for "good reason" within certain timeframes.

        The Company has change in control provisions in its equity incentive plans such that unvested stock options and other equity awards would generally accelerate upon a change in control (as defined in the plans). These provisions apply to all plan participants. The Committee believes that these provisions are appropriate since an employee's position could be adversely affected by a change in control even if he or she is not terminated.

        For further details about the agreements with the named executive officers, see the section titled "Potential Payments Upon Termination or Change in Control" below.

Amended Employment Agreement with Mr. Lipkin

        In April 2012, the Company entered into an amended employment agreement with Jeffrey S. Lipkin, the Company's Senior Vice President and Chief Financial Officer, which extended the term of Mr. Lipkin's employment agreement to December 31, 2015, subject to automatic renewals for one additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given. Under the amended agreement, Mr. Lipkin's base salary was increased to $550,000 per annum.

        The amended agreement generally reduces the compensation and benefits that would be payable to Mr. Lipkin under the various termination events contemplated by the agreement. In particular, in the event of Mr. Lipkin's death, his beneficiary or estate would no longer be entitled to receive a payment equal to Mr. Lipkin's base salary. In the event Mr. Lipkin is terminated due to his "total disability" (as such term is defined in the agreement), he would be entitled to receive an amount equal to his base salary (less any disability payments provided under the Company's disability plans) and payment of COBRA premiums for 12 months, but he would no longer be entitled to a bonus amount for the year of termination or a "severance bonus amount" (i.e., an amount equal to the highest annual incentive compensation paid to Mr. Lipkin in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year).

        If Mr. Lipkin's employment is terminated by the Company "without cause" or by Mr. Lipkin for "good reason" (as such terms are defined in the agreement), Mr. Lipkin would be entitled to receive full vesting of his regular MICP equity awards but not other awards such as the performance-conditioned RSUs described above under "—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" (which would be forfeited). In the event the agreement expires at the end of its term by virtue of the Company providing notice of non-renewal of the agreement, Mr. Lipkin would be entitled to receive an amount equal to 75% (rather than 100%) of the sum of his base salary and severance bonus amount and vesting of 50% of his regular MICP equity awards (but not other awards, which would be forfeited).

        Under the amended agreement, incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company. The amended agreement restricts Mr. Lipkin's ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination (reduced from 18 months).

        The revised terms of Mr. Lipkin's employment agreement, including the higher salary, were the result of arm's length negotiations and were approved by the Committee in light of its interest in extending the term of Mr. Lipkin's employment agreement until December 31, 2015 so as to allow the Company to continue to benefit from Mr. Lipkin's strengths in managing the Company's financing activities, advising on and executing strategic transactions and overseeing the Company's finance and investor relations departments.

Employment Agreement with Mr. Huntley

        In December 2010, the Company entered into an employment agreement with William J. Huntley effective January 1, 2011. The term of Mr. Huntley's employment agreement is scheduled to expire on December 31, 2013, subject to automatic renewals for one additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given. Mr. Huntley assumed the position of President, Lottery Systems. Mr. Huntley has extensive experience in the lottery and gaming industries, having previously served as an executive of the Company in various capacities.

        Under the agreement, Mr. Huntley's base salary was set at $575,000 and his annual target bonus and maximum bonus opportunities were set at 66.7% and 133% of his salary, respectively. Mr. Huntley received a sign-on equity award comprised of 200,000 stock options with an exercise price of $9.98, representing the market value of our stock on the date of grant. These options have a four-year vesting schedule and a ten-year term. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Huntley's employment agreement provided that such options would not be exercisable to the extent that sufficient shares were not available under the plan for the delivery of the shares issuable upon such exercise. The non-exercisability provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the plan as a result of the completion of the stock option exchange offer described below.

        If Mr. Huntley's employment is terminated by the Company without "cause" or by Mr. Huntley for "good reason" (as such terms are defined in the agreement), then he would be entitled to receive (1) a bonus amount for the year of termination, (2) an amount equal to the sum of his base salary and "severance bonus amount" (i.e., an amount equal to the highest annual incentive compensation paid to Mr. Huntley in respect of the two most recent fiscal years but not more than his target bonus for the then-current fiscal year) and (3) payment of COBRA premiums for 12 months. If Mr. Huntley's employment is terminated by the Company without cause or by him for good reason in connection with a "change in control" (as such term is defined in the agreement), then he would be entitled to receive the benefits described in the preceding sentence, except that he would receive two times the sum of his base salary and severance bonus amount. In the event Mr. Huntley is terminated due to his "total disability" (as such term is defined in the agreement), he would be entitled to receive an amount equal to his base salary (less any disability payments provided under the Company's disability plans). In the event the agreement expires at the end of its term, Mr. Huntley would be entitled to receive full vesting of any unvested sign-on options and vesting of 50% of any other unvested options and RSUs held by Mr. Huntley.

        Mr. Huntley's employment agreement also contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company.

Separation Agreement with Mr. Raphaelson

        On May 13, 2011 the Company entered into an agreement with Ira H. Raphaelson, the Company's former Vice President, General Counsel and Secretary, in connection with his separation effective November 1, 2011. Under the terms of the agreement, which were the result of arm's length negotiations, Mr. Raphaelson agreed to provide transition assistance and perform other duties requested by the Company until his employment terminated. Mr. Raphaelson remains subject to certain obligations with respect to confidentiality and proprietary information and is restricted from engaging in certain activities in competition with the Company for a period of 18 months after his separation. The separation agreement contains a standard release agreement with the Company.

        Under the terms of the separation agreement, Mr. Raphaelson received certain separation benefits, including a $619,500 special separation payment (payable in lump sum six months after his separation date), $138,196 in accrued vacation (paid in a lump sum), $445,000 for a transition bonus in lieu of an MICP bonus for 2011 (paid in a lump sum), and full vesting of 43,084 unvested stock options and 95,824 unvested RSUs. Under the terms of the separation agreement, an additional 22,377 performance-conditioned RSUs granted to Mr. Raphaelson in March 2011 vested following the Committee's determination in early 2012 that the performance condition was satisfied. The value of such options as of his separation was $0 as the $9.40 exercise price of such options exceeded the $8.69 closing price of our common stock on October 31, 2011, the day such awards vested. The value of such RSUs was $832,711 (calculated by multiplying the number of shares underlying the RSUs by the $8.69 closing price). Mr. Raphaelson exercised the options on December 27, 2011 for a gain of $21,542. Mr. Raphaelson's COBRA premiums ($2,456) were paid by the Company for three months following his separation.

Factors Affecting Compensation

Tax Deductibility of Executive Compensation

        In implementing the Company's compensation programs, the Committee's general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code, which limits a public company's tax deduction for certain compensation in excess of $1 million paid to the chief executive officer and certain of the other highest paid executive officers. The Committee has taken steps so that annual bonuses under the MICP as well as stock options and RSUs granted to senior executive officers will generally qualify as "performance-based" compensation, which is excluded from the $1 million deductibility cap imposed under Section 162(m). Some forms of compensation, however, such as salary, guaranteed minimum bonuses and RSUs awarded without performance-based vesting conditions do not qualify for tax deductibility in amounts in excess of $1 million per year. While the Committee generally seeks to take advantage of favorable tax treatment in implementing the Company's executive compensation programs, the Committee has authorized and may in the future authorize compensation that does not qualify for tax deductibility in circumstances in which the Committee believes it is necessary or appropriate to give priority to other objectives of the Company.

Accounting Considerations

        The Committee considers accounting implications with respect to the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation and the aggregate grant date fair value of equity compensation computed in accordance with FASB ASC Topic 718.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on that review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Peter A. Cohen, Chairman Barry F. Schwartz

 Summary Compensation Table

        The table below shows the compensation of the Chairman and Chief Executive Officer, the Chief Financial Officer and the other three highest paid executive officers who were executive officers holding the positions beneath their names as of December 31, 2011, and a former executive officer who was not employed by the Company as of December 31, 2011 but would have been considered a named executive officer otherwise. These six individuals are the named executive officers for 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
A. Lorne Weil	2011	1,500,000	—	8,977,686	4,311,300	1,516,451	3,649,327	19,954,764
Chairman and	2010	1,069,439	937,696	10,523,520	3,849,124	51,875	15,513	16,447,167
Chief Executive Officer	2009	1,631,748	—	1,011,684	1,012,209	1,631,748	24,302	5,311,691
Jeffrey S. Lipkin(5)	2011	480,019	—	346,246	155,514	324,563	5,513	1,311,855
Senior Vice President and	2010	447,692	100,000	526,748	213,753	123,964	5,513	1,417,670
Chief Financial Officer	2009	303,077	385,000	496,400	180,028	325,000	1,433	1,690,938
David L. Kennedy(6)	2011	1,000,000	—	537,568	523,161	1,010,967	—	3,071,696
Vice Chairman and Former
Chief Administrative Officer
Michael R. Chambrello	2011	1,000,000	—	501,386	—	625,583	5,513	2,132,482
Chief Executive Officer—	2010	927,264	1,726,260	686,722	686,722	382,904	5,513	4,415,385
Asia-Pacific Region	2009	915,630	—	549,377	549,661	206,017	6,238	2,226,923
William J. Huntley(7)	2011	575,000	—	184,853	953,502	427,837	995	2,142,187
President of Lottery Systems
Ira H. Raphaelson(8)	2011	517,044	—	620,585	198,642	—	1,208,209	2,544,480
Former Vice President and	2010	619,500	50,000	294,267	294,265	171,481	5,513	1,435,026
General Counsel	2009	619,386	—	235,409	235,534	92,602	5,861	1,188,792

(1)
The amounts in the "bonus" column for 2010 reflect a fixed bonus to Mr. Weil for 11 months of service as Chairman in 2010 prior to his assuming the role of Chief Executive Officer, a one-time sign-on bonus to Mr. Chambrello in 2010 under the terms of his employment agreement in connection with his new role as Chief Executive Officer—Asia-Pacific Region and special bonuses awarded for 2010 to Messrs. Lipkin, Chambrello and Raphaelson. The amount in the "bonus" column for 2009 reflects a sign-on bonus awarded to Mr. Lipkin in 2009 under the terms of his employment agreement.

The amounts in the "non-equity incentive plan compensation" column reflect the performance bonuses awarded under our MICP.

(2)
The amounts in the "stock awards" column reflect the aggregate grant date fair value of RSUs awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the RSUs was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

The amounts for 2011 include the grant date fair value of RSUs awarded in exchange for surrendered options under the stock option exchange program as follows: Mr. Weil ($587,686); Mr. Lipkin ($190,327); Mr. Kennedy ($13,046); Mr. Chambrello ($501,386); and Mr. Raphaelson ($421,430).

The 2011 amount for Mr. Weil also includes the grant date fair value of 1,000,000 performance-conditioned RSUs that were awarded to Mr. Weil in December 2010 as part of his sign-on equity awards. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Weil's amended employment agreement provided that any vested performance-conditioned RSUs would be forfeited to the extent that sufficient shares were not available under the 2003 Plan at the time of settlement of such vested RSUs (March 15, 2016). The grant date fair value of these RSUs was not included in the summary compensation table in our 2011 proxy statement as a 2010 amount because the grant date had yet to be established under applicable accounting rules in light of the forfeiture provision. The forfeiture provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of the stock option exchange offer. The grant date was established under applicable accounting rules upon elimination of this forfeiture provision. See "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

The 2010 amount for Mr. Weil includes the grant date fair value of 1,000,000 time-vesting RSUs that were awarded to Mr. Weil in December 2010 as part of his sign-on equity awards.

(3)
The amounts in the "option awards" column reflect the aggregate grant date fair value of the stock options awarded during the applicable year to the named executive officers, computed in accordance with FASB ASC Topic 718. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

The 2011 amount for Mr. Weil includes the grant date fair value of 1,000,000 performance-conditioned stock options with an exercise price of $8.06 that were awarded to Mr. Weil on in December 2010 as part of his sign-on equity awards. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Weil's amended employment agreement provided that such options would not be exercisable to the extent that sufficient shares were not available under the 2003 Plan for the delivery of the shares issuable upon such exercise. The grant date fair value of these options was not included in the summary compensation table in our 2011 proxy statement as a 2010 amount because the grant date had yet to be established under applicable accounting rules in light of the non-exercisability provision. The non-exercisability provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of the stock option exchange offer. The grant date was established under applicable accounting rules upon elimination of this non-exercisability provision. See "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

The 2011 amount for Mr. Huntley includes the grant date fair value of 200,000 stock options (with an exercise price of $9.98 per share) that were awarded to Mr. Huntley in January 2010 upon his joining the Company. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Huntley's employment agreement provided that such options would not be exercisable to the extent that sufficient shares were not available under the 2003 Plan for the delivery of the shares issuable upon such exercise. The non-exercisability provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of the stock option exchange offer. The grant date was established under applicable accounting rules upon elimination of this non-exercisability provision.

The 2010 amount for Mr. Weil includes the grant date fair value of 1,000,000 time-vesting stock options that were awarded to Mr. Weil in December 2010 as part of his sign-on equity awards.

(4)
The amounts indicated in the "all other compensation" column for 2011 include the following:

(a)
Company contributions to a 401(k) plan of $5,513 for each of Messrs. Weil, Lipkin, Chambrello and Raphaelson, and $995 for Mr. Huntley.

(b)
A one-time payment of $3,556,406 to Mr. Weil equal to his 2009 base salary and target bonus, plus interest at the rate of 6% from January 1, 2010 to July 1, 2011 (when it was paid), pursuant to the terms of the May 2008 amendment to his employment agreement.

(c)
Pursuant to his employment agreement, Mr. Weil reimbursed the Company an amount covering the variable costs (e.g., hourly usage charges, fuel, taxes and landing fees) of Mr. Weil's personal use of the Company's fractional ownership aircrafts during 2011. The amount in the "all other compensation" column for Mr. Weil for 2011 includes $87,408 attributable to unreimbursed management fee surcharges based on aggregate usage of the aircrafts by the Company and Mr. Weil during the year that might be deemed to be incremental cost to the Company.

(d)
The following amounts paid to Mr. Raphaelson under the terms of his May 2011 separation agreement: a transition bonus in lieu of an MICP bonus for 2011 of $445,000; a special separation payment of $619,500 (to be paid in May 2012); and an accrued but unused vacation payout of $138,196.

(5)
Mr. Lipkin became Chief Financial Officer on April 1, 2009. The compensation for Mr. Lipkin in 2009 reflects amounts paid to him for a partial year of employment as well as sign-on cash and equity awards under the terms of his employment agreement.

(6)
Mr. Kennedy, who joined the Company in an executive capacity in November 2010, was not a named executive officer for 2010 or 2009. Mr. Kennedy resigned as an executive officer in March 2012 but continues to serve as Vice Chairman of the Board, in a non-executive capacity.

(7)
Mr. Huntley, who joined the Company in January 2011, was not a named executive officer for 2010 or 2009.

(8)
Mr. Raphaelson resigned in November 2011. The 2011 salary for Mr. Raphaelson reflects a partial year of employment.

 Grants of Plan-Based Awards for Fiscal Year 2011

        The table below provides information regarding the performance bonuses, stock options and RSUs granted to the named executive officers during 2011.

						Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)		Grant Date Fair Value of Stock and Option Awards ($)(6)
									Exercise or Base Price of Option Awards ($/Sh)(5)
		Compensation Committee (or Board) Meeting Date
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Target (#)
A. Lorne Weil	—	—	525,000	1,500,000	3,000,000	—	—	—	—	—
	08/16/2011	08/16/2011	—	—	—	—	1,000,000	—	—	8,390,000
	08/16/2011	08/16/2011	—	—	—	—	—	1,000,000	8.06	4,311,300
	08/16/2011	08/16/2011	—	—	—	—	70,046	—	—	587,686
Jeffrey S. Lipkin	—	—	112,365	321,042	642,084	—	—	—	—	—
	03/22/2011	03/22/2011	—	—	—	17,519	—	—	—	155,919
	03/22/2011	03/22/2011	—	—	—	—	—	33,730	8.90	155,514
	08/16/2011	08/16/2011	—	—	—	—	22,685	—	—	190,327
David L. Kennedy	—	—	350,000	1,000,000	2,000,000	—	—	—	—	—
	03/22/2011	03/22/2011	—	—	—	58,935	—	—	—	524,522
	03/22/2011	03/22/2011	—	—	—	—	—	113,470	8.90	523,161
	08/16/2011	08/16/2011	—	—	—	—	1,555	—	—	13,046
Michael R. Chambrello	—	—	175,000	500,000	750,000	—	—	—	—	—
	08/16/2011	08/16/2011	—	—	—	—	59,760	—	—	501,386
William J. Huntley	—	—	134,234	383,525	767,050	—	—	—	—	—
	03/22/2011	03/22/2011	—	—	—	20,770	—	—	—	184,853
	03/22/2011	03/22/2011	—	—	—	—	—	39,989	8.90	184,372
	08/16/2011	08/16/2011	—	—	—	—	—	200,000	9.98	769,130
Ira H. Raphaelson	03/22/2011	03/22/2011	144,622	413,207	826,414	22,377	—	—	—	199,155
	03/22/2011	03/22/2011	—	—	—	—	—	43,084	8.90	198,642
	08/16/2011	08/16/2011	—	—	—	—	50,230	—	—	421,430

(1)
The amounts shown under the "estimated future payouts under non-equity incentive plan awards" column represent the performance bonus opportunity approved for 2011 for each of the named executive officers under the MICP. The actual amounts awarded under the program for 2011 are shown in the "Summary Compensation Table" above under the "non-equity incentive plan compensation" column. Mr. Raphaelson, who resigned in November 2011, received a $445,000 transition bonus in lieu of an MICP bonus for 2011. See discussion under "Compensation Discussion and Analysis—Annual Incentive Compensation."

(2)
The amounts shown under the "estimated future payouts under equity incentive plan awards" column represent the annual award of RSUs granted under the MICP based upon each named executive officer's equity award opportunity for 2011. These awards vest over a period of four years subject to the satisfaction of minimum performance criteria for 2011 and are subject to accelerated vesting in certain circumstances under the officers' employment agreements. In the event of below-target performance, none of the RSUs would have vested, and the awards do not provide an opportunity to earn additional shares in the event of above-target performance.

(3)
The amount shown under the "all other stock awards" column for Mr. Weil includes 1,000,000 performance-conditioned RSUs that were awarded to Mr. Weil on December 2, 2010 as part of his sign-on equity awards. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Weil's amended employment agreement provided that any vested performance-conditioned RSUs would be forfeited to the extent that sufficient shares were not available under the 2003 Plan at the time of settlement of such vested RSUs (March 15, 2016). These RSUs were not included in the table showing grants of plan-based awards for fiscal year 2010 in our 2011 proxy statement because the grant date had yet to be established under applicable accounting rules in light of the forfeiture provision. The forfeiture provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of the stock option exchange offer. The grant date (shown in the table above) was established under applicable accounting rules upon elimination of this forfeiture provision.

The remaining amounts shown under the "all other stock awards" column reflect RSUs received in exchange for surrendered options in the stock option exchange program.

(4)
The amount shown under the "all other option awards" column for Mr. Weil includes 1,000,000 performance-conditioned stock options that were awarded to Mr. Weil on December 2, 2010 as part of his sign-on equity awards. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Weil's amended employment agreement provided that such options would not be exercisable to the extent that sufficient shares were not available under the 2003 Plan for the delivery of the shares issuable upon such exercise. These options were not included in the table showing grants of plan-based awards table for fiscal year 2010 in our 2011 proxy statement because the grant date had yet to be established under applicable accounting rules in light of the non-exercisability provision. The non-exercisability provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of the stock option exchange offer. The grant date (shown in the table above) was established under applicable accounting rules upon elimination of this non-exercisability provision.

The amount shown under the "all other option awards" column for Mr. Huntley includes 200,000 stock options that were awarded to Mr. Huntley on January 1, 2011 upon his joining the Company. In light of the limited share availability under the 2003 Plan at the time of the award, Mr. Huntley's employment agreement provided that such options would not be exercisable to the extent that sufficient shares were not available under the 2003 Plan for the delivery of the shares issuable upon such exercise. The non-exercisability provision was eliminated in August 2011 in light of the shares that were returned to the pool of available shares under the 2003 Plan as a result of the completion of the stock option exchange offer. The grant date (shown in the table above) was established under applicable accounting rules upon elimination of this non-exercisability provision.

The remaining amounts shown under the "all other option awards" column represent the annual award of stock options granted under the MICP based upon each named executive officer's equity award opportunity for 2011. The awards are scheduled to vest over a period of four years and are subject to accelerated vesting in certain circumstances under the terms of the officers' employment agreements.

(5)
The exercise prices shown under the "exercise or base price of option awards" column represent the market value of our common stock on the date of the applicable award (which was calculated by determining the average of the high and low sales prices of our common stock on the trading day immediately prior to the date of the award).

(6)
The amounts indicated as the "grant date fair value" of the awards were computed in accordance with FASB ASC Topic 718. In the case of RSUs, the fair value was determined by multiplying the number of shares subject to the award by the average of the high and low sales prices of our common stock on the trading day immediately prior to the grant date. In the case of stock options, the fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 12 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2011.

 Outstanding Equity Awards at Fiscal Year-End

        The table below provides information with respect to the stock options and RSUs held by the named executive officers as of December 31, 2011.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
A. Lorne Weil	12/12/2002	119,000		—		—		6.16	12/11/2012	—		—	—		—
	02/22/2010	—		—		—		—	—	76,008	(2)	737,278	—		—
	03/23/2010	—		—		—		—	—	45,201	(3)	438,450	—		—
	12/02/2010	250,000	(4)	750,000	(4)	—		9.00	12/01/2020	750,0000	(4)	7,275,000	—		—
	12/02/2010	—		—		1,000,000	(4)	8.06	12/01/2020	—		—	1,000,000	(4)	9,700,000
	08/16/2011	—		—		—		—	—	37,645	(5)	365,157	—		—
	08/16/2011	—		—		—		—	—	14,090	(5)	136,673	—		—
	08/16/2011	—		—		—		—	—	3,735	(5)	36,230	—		—
	08/16/2011	—		—		—		—	—	2,510	(5)	24,347	—		—
	08/16/2011	—		—		—		—	—	4,824	(5)	46,793	—		—
	08/16/2011	—		—		—		—	—	7,242	(5)	70,247	—		—
Jeffrey S. Lipkin	04/01/2009	—		—		—		—	—	24,000	(6)	232,800	—		—
	02/22/2010	—		—		—		—	—	10,244	(2)	99,367	—		—
	02/22/2010	—		—		—		—	—	15,000	(7)	145,500	—		—
	03/22/2011	—		33,730	(8)	—		8.90	03/21/2021	—		—	17,519	(9)	169,934
	08/16/2011	—		—		—		—	—	9,920	(10)	96,224	—		—
	08/16/2011	—		—		—		—	—	12,765	(11)	123,821	—		—
David L. Kennedy	01/04/2010	—		—		—		—	—	5,975	(12)	57,958	—		—
	03/22/2011	—		113,470	(8)	—		8.90	03/21/2021	—		—	58,935	(9)	571,670
	08/16/2011	—		—		—		—	—	1,555	(13)	15,084	—		—
Michael R. Chambrello	02/27/2007	—		—		—		—	—	3,123	(14)	30,293	—		—
	02/26/2008	—		—		—		—	—	10,332	(15)	100,220	—		—
	06/10/2008	—		—		—		—	—	19,200	(16)	186,240	—		—
	02/23/2009	—		—		—		—	—	26,997	(17)	261,871	—		—
	02/22/2010	—		—		—		—	—	32,910	(2)	319,227	—		—
	08/16/2011	—		—		—		—	—	15,936	(18)	154,579	—		—
	08/16/2011	—		—		—		—	—	20,440	(19)	198,268	—		—
	08/16/2011	—		—		—		—	—	6,216	(20)	60,295	—		—
	08/16/2011	—		—		—		—	—	1,647	(5)	15,976	—		—
	08/16/2011	—		—		—		—	—	1,405	(5)	13,629	—		—
	08/16/2011	—		—		—		—	—	14,116	(5)	136,925	—		—
William J. Huntley	01/01/2011	—		200,000	(21)	—		9.98	12/31/2020	—		—	—		—
	03/22/2011	—		39,989	(8)	—		8.90	03/21/2021	—		—	20,770	(9)	201,469
Ira H. Raphaelson	03/22/2011	—		—		—		—	—	—		—	22,377	(22)	217,057

(1)
The value shown was calculated by multiplying the number of RSUs by the closing price of our common stock on December 30, 2011 ($9.70).

(2)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2010. The first installment vested in February 2011 based on attainment of the 2010 performance goal, the second installment vested on the second anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011), and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant.

(3)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2010. The first installment vested in March 2011 based on attainment of the 2010 performance goal, the second installment vested on the second anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011), and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant.

(4)
On December 2, 2010, Mr. Weil received sign-on equity awards under the terms of his amended employment agreement comprised of (a) 1,000,000 RSUs with a four-year vesting schedule, with one-fourth scheduled to vest on each of the first four anniversaries of the date of grant, (b) 1,000,000 stock options with a four-year vesting schedule, with one-fourth scheduled to vest on each of the first four anniversaries of the date of grant, (c) 1,000,000 RSUs with a five-year vesting schedule, with one-fifth scheduled to vest in five equal annual installments beginning on

  March 15, 2012 subject to the satisfaction of multi-year performance criteria and (d) 1,000,000 stock options with a five-year vesting schedule, with one-fifth scheduled to vest in five equal annual installments beginning on March 15, 2012 subject to the satisfaction of multi-year performance criteria. See "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

(5)
These RSUs, which were awarded in connection with the option exchange program, are scheduled to vest on August 16, 2012.

(6)
These RSUs were awarded with a five-year vesting schedule. The first two installments vested on the first two anniversaries of the date of grant, the third installment vested on the third anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011), and the balance is scheduled to vest in two equal installments on the fourth and fifth anniversaries of the date of grant.

(7)
These RSUs were awarded with a four-year vesting schedule. The first installment vested on the anniversary of the date of grant, the second installment vested on the second anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011), and the balance is scheduled to vest in two equal installments on the third and fourth anniversaries of the date of grant.

(8)
These stock options were awarded with a four-year vesting schedule. The first installment vested on the anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011) and the balance is scheduled to vest in three equal installments on the second, third and fourth anniversaries of the date of grant.

(9)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2011. The first installment vested in March 2012 based on attainment of the 2011 performance goal (but is shown as unvested in the table above, which provides information as of December 31, 2011) and the balance is scheduled to vest in three equal installments on the second, third and fourth anniversaries of the date of grant.

(10)
These RSUs were awarded in connection with the option exchange program. 4,960 of these RSUs are scheduled to vest on August 16, 2012 and 2,480 of these RSUs are scheduled to vest on each of February 22, 2013 and 2014.

(11)
These RSUs were awarded in connection with the option exchange program. 7,659 of these RSUs are scheduled to vest on August 16, 2012 and 2,553 of these RSUs are scheduled to vest on each of April 1, 2013 and 2014.

(12)
These RSUs were awarded with a five-year vesting schedule. The first installment vested on the anniversary of the date of grant, the second installment vested on the second anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011), and the balance is scheduled to vest in three equal installments on the third, fourth and fifth anniversaries of the date of grant.

(13)
These RSUs were awarded in connection with the option exchange program. 622 of these RSUs are scheduled to vest on August 16, 2012 and 311 of these RSUs are scheduled to vest on each of October 26, 2012, 2013 and 2014.

(14)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2007. The first installment vested in February 2008 based on attainment of the 2007 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant, the fourth installment vested on the fourth anniversary of the date of grant, and the balance vested on the fifth anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011).

(15)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2008. The first installment vested in February 2009 based on attainment of the 2008 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant, the fourth installment vested on the fourth anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011), and the balance is scheduled to vest on the fifth anniversary of the date of grant.

(16)
These RSUs were part of an award of 60,000 RSUs to Mr. Chambrello under an amendment to his employment agreement, 12,000 of which vested immediately, with another 9,600 having vested on each of the first, second and third anniversaries of the date of grant. The balance of the award (19,200 RSUs) is scheduled to vest in two equal installments on the fourth and fifth anniversaries of the date of grant.

(17)
These RSUs were awarded with a five-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2009. The first installment vested in February 2010 based on attainment of the 2009 performance goal, the second installment vested on the second anniversary of the date of grant, the third installment vested on the third anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011), and the balance is scheduled to vest in two equal installments on the fourth and fifth anniversaries of the date of grant.

(18)
These RSUs were awarded in connection with the option exchange program. 7,968 of these RSUs are scheduled to vest on August 16, 2012 and 3,984 of these RSUs are scheduled to vest on each of February 22, 2013 and 2014.

(19)
These RSUs were awarded in connection with the option exchange program. 12,264 of these RSUs are scheduled to vest on August 16, 2012 and 4,088 of these RSUs are scheduled to vest on each of February 23, 2013 and 2014.

(20)
These RSUs were awarded in connection with the option exchange program. 4,973 of these RSUs are scheduled to vest on August 16, 2012 and 1,243 of these RSUs are scheduled to vest on February 26, 2013.

(21)
These stock options, which were awarded to Mr. Huntley upon his joining the Company, have a four-year vesting schedule. The first installment vested on the anniversary of the date of grant (but is shown as unvested in the table above, which provides information as of December 31, 2011) and the balance is scheduled to vest in three equal installments on the second, third and fourth anniversaries of the date of grant.

(22)
These RSUs were awarded with a four-year vesting schedule, subject to the satisfaction of minimum performance criteria for 2011. Under the terms of Mr. Raphaelson's separation agreement, these RSUs fully vested on March 22, 2012 following the determination that the 2011 performance goal was attained.

 Option Exercises and Stock Vested for Fiscal Year 2011

        The table below provides information for the named executive officers with respect to stock options that were exercised and RSUs that vested during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
A. Lorne Weil	134,000	270,680	290,402	2,780,825
Jeffrey S. Lipkin	—	—	16,414	152,861
David L. Kennedy	—	—	1,493	15,094
Michael R. Chambrello	—	—	37,858	351,895
William J. Huntley	—	—	—	—
Ira H. Raphaelson	43,084	21,542	135,825	1,214,876

Non-Qualified Deferred Compensation

Supplemental Executive Retirement Plan (pre-2006 frozen plan)

        The table below provides information for the named executive officers with respect to their benefits under the SERP, which was discontinued at the end of 2005.

Name	Plan Name	Number of Years Credited Service (#)	Aggregate Interest Credited in 2011(1) ($)	Present Value of Accumulated Benefit at 12/31/2011 ($)	Payments in 2011 ($)
A. Lorne Weil	SERP	N.A.	99,257	—	3,096,832	(2)

(1)
Represents interest at rate of 4% that was accrued during 2011.

(2)
Under the terms of Mr. Weil's employment agreement, 50% of the benefits accrued as of December 31, 2005 (increased by 4% interest compounded annually) was paid on November 1, 2009 ($5,726,391) and 25% of the benefits accrued as of December 31, 2005 (increased by 4% interest compounded annually) was paid on November 1, 2010 ($2,977,723). Mr. Weil's remaining benefits were paid on November 1, 2011 ($3,096,832).

        The SERP had been a means of providing retirement benefits to a limited number of senior executives under a formula that determined the benefit based on a participant's years of service and average rate of compensation. The SERP was discontinued at the end of 2005 and benefit accruals for the plan's four participants were frozen in amounts based on the then present value of each participant's aggregate benefit under an agreed-upon calculation. Although the aggregate benefit for each participant was frozen at that time, participants were credited with interest at a rate of 4% per annum, compounded annually, from December 31, 2005 until the benefit was distributed.

Deferred Compensation Plan (for deferral of salary and bonus)

        The table below provides information for the named executive officers with respect to amounts deferred under our Elective Deferred Compensation Plan ("DCP"), which is an elective non-qualified deferred compensation plan.

Name	Executive Contributions in 2011 ($)		Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at 12/31/2011 ($)
A. Lorne Weil	—		—	8,182	3,468,988	(1)	—	(1)
Michael R. Chambrello	81,833	(2)	—	(87,922)	—		1,163,441	(2)

(1)
Under the terms of Mr. Weil's employment agreement, his remaining DCP balance was paid at the end of 2011 ($3,468,988).

(2)
Contributions for 2011 reflect the deferral by Mr. Chambrello of a portion of his fiscal year 2010 bonus, which became payable in 2011. Mr. Chambrello's aggregate balance at the end of 2011 reflects salary contributed into the DCP in five of the last six years, and bonus contributed into the DCP over the last four years, in the aggregate amount of approximately $1,196,365 (which contributions are reflected in the "Summary Compensation Table" in this and/or prior years' proxy statements).

        The DCP enables executive officers and other eligible employees to defer receipt of up to 50% of their base salary and up to 100% of eligible cash bonuses. Non-employee directors may defer receipt of up to 100% of the fees and other cash compensation payable for director services. Participants can defer eligible compensation into the DCP throughout their employment or for a specified deferral period consisting of three or more years as an initial deferral and five or more years to extend a prior deferral, provided the extension election is made at least 12 months prior to the end of the deferral period. Deferrals and related earnings are paid as soon as practicable following the end of the deferral period and would be distributed prior to that date if a participant retires or otherwise separates from service (subject to a six month delay for distributions to certain officers in accordance with the requirements of Section 409A of the Internal Revenue Code). Deferrals would also be distributed in the event of a change in control, if we terminate the DCP or, under extremely limited circumstances, in the event of an "unforeseeable emergency" such as a severe financial hardship resulting from an illness or accident.

        Participants' deferrals are measured by the performance of investment options that we may offer from time to time under the DCP. The investment options consist of a variety of mutual funds of various investment categories that provide different combinations of risk and return potential and participants can generally elect to change their investment elections each business day. The vehicles measuring Mr. Chambrello's deferrals during 2011 and the rates of return for the year were as follows: Money Market Fund (0.01%); Foreign Large Blend Fund (-15.54%); Large Blend Fund (-4.78%); Small Blend Fund (-3.77%); Intermediate-Term Bond Fund (2.63%); and World Stock Fund (-20.68%).

        Additional investment vehicles have been approved for Mr. Weil's deferred compensation account which comprised the majority of the deferrals under the plan prior to distribution of Mr. Weil's DCP balance at the end of 2011. The vehicles measuring Mr. Weil's deferrals during 2011 and the rates of return for the year were as follows: Corporate Bond (5.94%); Money Market Fund (0.01%); Private Equity Fund (3.95%); Private Equity (12.44%); Multi-Strategy Hedge Fund (-6.12%); and Private Equity Fund (-12.90%).

        The Company's policy has been to contribute the designated amount of each participant's deferrals into a rabbi trust and for the trust to make investments that correspond to the participant's investment elections. The Company does not pay above market returns and does not guarantee any minimum return on investments.

Restricted Stock Unit Award Deferrals

        The table below sets forth information with respect to the deferral of Mr. Weil's RSUs.

Name	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2011 ($)
A. Lorne Weil	—	—	—	—	4,459,274	(1)

(1)
Mr. Weil's aggregate balance at the end of 2011 reflects the deferral of RSUs that vested on December 31, 2006 (58,750 units), December 31, 2007 (133,656 units), December 31, 2008 (133,656 units) and December 31, 2009 (133,657 units), which had an aggregate value at the time of deferral of approximately $10,464,938. These deferred RSUs were distributed to Mr. Weil in early January 2012 pursuant to the terms of his employment agreement.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Equity Award Agreements

        We have employment agreements with the named executive officers. The information below describes and quantifies certain compensation that would become payable under these agreements if the named executive officer's employment had terminated on December 31, 2011 under the various termination events contemplated in the agreements. Under the terms of our standard equity award agreement, unvested stock options and RSUs held by an employee (including a named executive officer) would generally vest upon the termination of such employee by reason of death or "disability" (as such term is defined in such agreement). The amounts described below are estimates and the actual amounts to be paid can only be determined at the time of the executive's separation. The amounts described below would be in addition to amounts the individual would receive under accrued plans, such as the DCP, the 401(k) plan and previously vested equity or bonus awards, as to which neither the individual's employment agreement nor the plans provide for enhanced benefits or payments upon termination. The value shown below for equity awards that would have accelerated had the specified termination event occurred on the last business day of the year was calculated by multiplying the number of shares subject to the acceleration by the closing price of our common stock on that day, which was $9.70 (and, in the case of stock options, subtracting the exercise price for the shares from that value).

A. Lorne Weil

        In connection with Mr. Weil becoming Chief Executive Officer, the Company entered into an amendment to his employment agreement effective December 2, 2010. This amendment extended the term of Mr. Weil's employment agreement for an additional two years to December 31, 2015, subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof.

        Under the amended agreement, Mr. Weil's base salary was increased to $1.5 million per annum effective December 1, 2010, subject to an annual inflation adjustment starting in 2012. Mr. Weil has an annual target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary. Mr. Weil's amended agreement provides that, beginning in 2013, he will be entitled to receive annual equity awards with a value up to 200% of his base salary in the sole discretion of the Committee (in any combination of stock options or RSUs as he may specify).

        On December 2, 2010, Mr. Weil received sign-on equity awards consisting of: one million premium-priced stock options with an exercise price of $9.00 per share (representing an approximately 12% premium to the market value of the Company's stock on the date of grant), a four-year vesting schedule and a ten-year term; one million RSUs with a four-year vesting schedule; one million stock options with an exercise price of $8.06 per share (representing the market value of the Company's stock on the date of grant), a five-year vesting schedule subject to multi-year performance criteria and a ten-year term; and one million RSUs with a five-year vesting schedule subject to multi-year performance criteria. See

"Compensation Discussion and Analysis—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards" for additional information.

        Mr. Weil's remaining benefits under the Company's frozen SERP and his remaining balance under the Company's deferred compensation plan were paid to him in late 2011. Mr. Weil also received a payment on July 1, 2011 in an amount equal to his 2009 base salary and target bonus, plus interest on that amount at a rate of 6% from January 1, 2010 to the date of payment (totaling $3,556,406), pursuant to the terms of the May 2008 amendment to his employment agreement.

        Mr. Weil's employment agreement contains covenants with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 24 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company.

        The following describes the estimated amounts Mr. Weil would have received if the termination event specified occurred at December 31, 2011:

	Voluntary Resignation		Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0		$0	$3,000,000	(c)(d)	$4,500,000	(i)(j)	$1,500,000	(l)	$1,500,000	(m)
Severance Bonus Amount	$0		$0	$3,000,000	(d)(e)	$4,500,000	(j)(k)	$0		$1,500,000	(m)(n)
Bonus for Year of Termination	$0		$0	$1,516,451	(f)	$1,516,451	(f)	$0		$1,516,451	(f)

Total Cash Payments	$0		$0	$7,516,451		$10,516,451		$1,500,000		$4,516,451
Benefits & Perquisites
Health and Welfare Benefits	$0		$0	$14,360	(g)	$14,360	(g)	$0		$14,360	(g)

Total Benefits & Perquisites	$0		$0	$14,360		$14,360		$0		$14,360
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0		$0	$525,000	(h)	$525,000	(h)	$525,000	(h)	$525,000	(h)
Value of Accelerated RSUs	$1,175,727	(b)	$0	$9,130,174	(h)	$9,130,174	(h)	$9,130,174	(h)	$9,130,174	(h)

Total Value of Accelerated Equity Awards	$1,175,727		$0	$9,655,174		$9,655,174		$9,655,174		$9,655,174
Total Value of Benefits	$1,175,727		$0	$17,185,985		$20,185,985		$11,155,174		$14,185,985

(a)
Termination without "cause" or for "good reason" upon or within one year immediately following a "change in control" (as such terms are defined in the agreement).

(b)
Reflects value of RSUs granted prior to December 2, 2010 that would vest upon voluntary resignation.

(c)
Amount reflects two times base salary.

(d)
Paid over 24 months.

(e)
Amount reflects two times "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is two times 2011 target bonus.

(f)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown reflects actual 2011 bonus). Paid in a lump sum.

(g)
Amount reflects reimbursement of COBRA premiums for 12 months.

(h)
Reflects full vesting of options and RSUs other than the sign-on performance-conditioned stock options and RSUs.

(i)
Amount reflects three times base salary.

(j)
Paid over 36 months (or in lump sum if such "change in control" constitutes a "change in control" under Section 409A of the Internal Revenue Code).

(k)
Amount reflects three times "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is three times 2011 target bonus.

(l)
Paid in a lump sum.

(m)
Paid over 12 months. Amounts to be reduced by any disability payments to executive under any Company disability plan.

(n)
Amount reflects "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is 2011 target bonus.

Jeffrey S. Lipkin

        Potential payments to Mr. Lipkin would be governed by his employment agreement dated as of March 2, 2009, which has a term ending February 29, 2012 (subject to automatic renewals for a period of one year at the end of the initial term and each anniversary thereof). Mr. Lipkin's base salary was increased to $485,000 effective February 23, 2011. Mr. Lipkin's employment agreement provides that he will have an annual target bonus opportunity equal to 67% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, and that he will be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives.

        The Company entered into an amended employment agreement with Mr. Lipkin in April 2012, which is discussed above under "Compensation Discussion and Analysis—Employment Agreements; Severance and Change in Control Arrangements—Amended Employment Agreement with Mr. Lipkin." The amended agreement generally reduces the compensation and benefits that would be payable to Mr. Lipkin under the various termination events contemplated by the agreement.

        Mr. Lipkin's employment agreement contains covenants with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company.

        The following describes the estimated amounts Mr. Lipkin would have received if the event specified occurred at December 31, 2011:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0	$0	$970,000	(b)(c)	$970,000	(b)(h)	$485,000	(i)	$485,000	(j)
Severance Bonus Amount	$0	$0	$642,084	(c)(d)	$642,084	(d)(h)	$0		$321,042	(j)(k)
Bonus for Year of Termination	$0	$0	$324,563	(e)	$324,563	(e)	$0		$324,563	(e)

Total Cash Payments	$0	$0	$1,936,647		$1,936,647		$485,000		$1,130,605
Benefits & Perquisites
Health and Welfare Benefits	$0	$0	$13,507	(f)	$13,507	(f)	$0		$13,507	(f)

Total Benefits & Perquisites	$0	$0	$13,507		$13,507		$0		$13,507
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	$0	$26,984	(g)	$26,984	(g)	$26,984	(g)	$26,984	(g)
Value of Accelerated RSUs	$0	$0	$867,646	(g)	$867,646	(g)	$867,646	(g)	$867,646	(g)

Total Value of Accelerated Equity Awards	$0	$0	$894,630		$894,630		$894,630		$894,630
Total Value of Benefits	$0	$0	$2,844,784		$2,844,784		$1,379,630		$2,038,742

(a)
Termination without "cause" or for "good reason" upon or within one year immediately following a "change in control" (as such terms are defined in the agreement).

(b)
Amount reflects two times base salary.

(c)
Paid over 24 months.

(d)
Amount reflects two times "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is two times 2011 target bonus.

(e)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown reflects actual 2011 bonus). Paid in a lump sum.

(f)
Amount reflects reimbursement of COBRA premiums for 12 months.

(g)
Reflects full vesting of options and RSUs.

(h)
Paid over 24 months (or in a lump sum if such "change in control" constitutes a "change in control" under Section 409A of the Internal Revenue Code).

(i)
Paid in a lump sum.

(j)
Paid over 12 months. Amounts to be reduced by any disability payments to executive under any Company disability plan.

(k)
Amount reflects "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is 2011 target bonus.

David L. Kennedy

        Mr. Kennedy resigned as Chief Administrative Officer effective March 1, 2012 but continues to serve as Vice Chairman of the Board, in a non-executive capacity. In connection with his resignation, Mr. Kennedy's unvested equity awards were allowed to continue vest in accordance with their terms.

        Potential payments to Mr. Kennedy under various termination events would have been governed by his employment agreement dated as of November 29, 2010. Mr. Kennedy's base salary was $1,000,000 for

2011. Mr. Kennedy's employment agreement provided that he would have an annual target bonus opportunity equal to 100% of his base salary and a maximum bonus opportunity equal to 200% of his base salary, and that he would be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives.

        The following describes the estimated amounts Mr. Kennedy would have received if the event specified occurred at December 31, 2011:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0	$0	$2,000,000	(a)(b)	$1,000,000	(f)	$1,000,000	(g)
Severance Bonus Amount	$0	$0	$2,000,000	(a)(c)	$0		$1,000,000	(g)(h)
Bonus for Year of Termination	$0	$0	$1,010,967	(d)	$0		$1,010,967	(d)

Total Cash Payments	$0	$0	$5,010,967		$1,000,000		$3,010,967
Benefits & Perquisites
Health and Welfare Benefits	$0	$0	$0		$0		$0

Total Benefits & Perquisites	$0	$0	$0		$0		$0
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	$0	$90,776	(e)	$90,776	(e)	$90,776	(e)
Value of Accelerated RSUs	$0	$0	$644,711	(e)	$644,711	(e)	$644,711	(e)

Total Value of Accelerated Equity Awards	$0	$0	$735,487		$735,487		$735,487
Total Value of Benefits	$0	$0	$5,746,454		$1,735,487		$3,746,454

(a)
Amount reflects two times base salary.

(b)
Paid over 24 months.

(c)
Amount reflects two times "severance bonus amount" (i.e., higher of last two bonuses but not higher than target bonus for year of termination). Amount shown is two times 2011 target bonus.

(d)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown reflects actual 2011 bonus). Paid in a lump sum.

(e)
Reflects full vesting of options and RSUs.

(f)
Amount reflects base salary. Paid in a lump sum.

(g)
Paid over 12 months. Amounts to be reduced by any disability payments to executive under any Company disability plan.

(h)
Amount reflects the severance bonus amount (i.e., higher of last two bonuses but not higher than the target bonus for year of termination). Amount shown is 2011 target bonus.

Michael R. Chambrello

        In connection with Mr. Chambrello assuming the newly created role of Chief Executive Officer—Asia-Pacific Region, the Company entered into an amendment of Mr. Chambrello's employment agreement effective November 29, 2010. This amendment extended the term of Mr. Chambrello's employment agreement for an additional three years until December 31, 2013, subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof.

        Under the amended agreement, Mr. Chambrello's base salary was increased to $1 million per annum effective November 29, 2010, but Mr. Chambrello's salary is no longer subject to an annual inflation adjustment. Beginning with the 2011 fiscal year, Mr. Chambrello's annual target bonus opportunity was reduced from 100% to 50% of his base salary (with no contractually entitled "maximum" bonus opportunity), with such bonus tied to the financial performance of our Asia-Pacific Business.

        In lieu of any annual equity award, Mr. Chambrello participates in a long-term incentive compensation program under which compensation is linked to the appreciation in the value of our Asia-Pacific Business over a four-year period. Payment under the program (if any) will occur within 70 days of December 31, 2014. In the event that the employment of Mr. Chambrello is terminated prior to December 31, 2014, he will forfeit any payment under the program. However, if such termination is due to death or "total disability" of Mr. Chambrello, or if the Company terminates Mr. Chambrello without "cause" (as such terms are defined in the program) or fails to renew Mr. Chambrello's employment agreement (under circumstances where he was ready, willing and able to renew such agreement), then he will receive the payment that would have otherwise been payable at the end of the four-year period, as pro-rated based on the duration of such employment during the four-year period beginning January 1, 2011. See "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Asia-Pacific Business Incentive Compensation Program" for additional information.

        Under the terms of his amended employment agreement, Mr. Chambrello will be entitled to $1.5 million upon the earliest to occur of (1) his death, (2) termination of his employment by the Company without "cause" or due to his "total disability," or termination by Mr. Chambrello for "good reason" (as such terms are defined in the amended agreement) and (3) December 31, 2012 (provided Mr. Chambrello's employment has not been terminated by the Company for cause on or prior to such date).

        Mr. Chambrello's employment agreement contains, among other things, covenants imposing on him certain obligations with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 12 months after termination.

        The following describes the estimated amounts Mr. Chambrello would have received if the event specified occurred at December 31, 2011:

	Voluntary Resignation		Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0		$0	$0		$1,000,000	(f)	$0		$0
Severance Bonus Amount	$0		$0	$1,500,000	(d)	$1,909,164	(f)(g)	$1,500,000	(d)	$1,500,000	(d)
Bonus for Year of Termination	$0		$0	$625,583	(e)	$625,583	(e)	$625,583	(h)	$625,583	(h)

Total Cash Payments	$0		$0	$2,125,583		$3,534,747		$2,125,583		$2,125,583
Benefits & Perquisites
Health and Welfare Benefits	$21,539	(b)	$0	$21,539	(b)	$21,539	(b)	$21,539	(b)	$21,539	(b)

Total Benefits & Perquisites	$21,539		$0	$21,539		$21,539		$21,539	(b)	$21,539
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	(c)	$0	$0	(c)	$0	(c)	$0	(c)	$0	(c)
Value of Accelerated RSUs	$1,477,523	(c)	$0	$1,477,523	(c)	$1,477,523	(c)	$1,477,523	(c)	$1,477,523	(c)

Total Value of Accelerated Equity Awards	$1,477,523		$0	$1,477,523		$1,477,523		$1,477,523		$1,477,523
Total Value of Benefits	$1,499,062		$0	$3,624,645		$5,033,809		$3,624,645		$3,624,645

(a)
Termination without "cause" or for "good reason" upon or within two years immediately following a "change in control" or six months before "in anticipation of a change in control" (as such terms are defined in the agreement).

(b)
Amount reflects reimbursement of COBRA premiums for 18 months.

(c)
Reflects full vesting of options and RSUs.

(d)
Amount reflects agreed-upon termination payment under terms of agreement. Paid in lump sum.

(e)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown reflects actual 2011 bonus). Paid in a lump sum.

(f)
Paid over 12 months (or in lump sum if such "change in control" constitutes a "change in control" under Section 409A of the Internal Revenue Code).

(g)
Amount reflects agreed-upon termination payment under terms of agreement ($1,500,000, paid in a lump sum) plus "severance bonus amount" (i.e., higher of last two bonuses, or $409,164 (actual 2010 bonus)). Severance bonus amount paid over 12 months (or in lump sum if such "change in control" constitutes a "change of control" under Section 409A of the Internal Revenue Code).

(h)
Pro rata amount of bonus that would have been received for year of termination, but not less than 50% of target bonus for year of termination (amount shown reflects actual 2011 bonus). Paid in a lump sum.

William J. Huntley

        Potential payments to Mr. Huntley under various termination events would be governed by his employment agreement dated as of December 22, 2010 (as amended in August 2011), which has a term ending December 31, 2013 (subject to automatic renewals for one additional year at the end of the initial term and each anniversary thereof). Mr. Huntley's base salary is $575,000. Mr. Huntley's employment agreement provides that he will have an annual target bonus opportunity equal to 66.7% of his base salary and a maximum bonus opportunity equal to 133% of his base salary, and that he will be eligible to receive an annual grant of stock options or other equity awards in the discretion of the Compensation Committee under applicable plans and programs for senior executives.

        For additional details regarding Mr. Huntley's employment agreement, see "Compensation Discussion and Analysis—Employment Agreements; Severance and Change in Control Arrangements—Employment Agreement with Mr. Huntley."

        Mr. Huntley's employment agreement contains covenants with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company during his employment and for a period of 18 months after termination. Incentive-based compensation and benefits provided under the agreement will be subject to recovery under any "clawback" policy that may be adopted by the Company.

        The following describes the estimated amounts Mr. Huntley would have received if the event specified occurred at December 31, 2011:

	Voluntary Resignation	Termination for Cause	Termination Without Cause or for Good Reason		Termination Without Cause or for Good Reason (w/ Change in Control)(a)		Termination Due to Death		Termination Due to Disability
Cash Payments
Base Salary	$0	$0	$575,000	(b)	$1,150,000	(f)(g)	$0		$575,000	(j)
Severance Bonus Amount	$0	$0	$383,525	(b)(c)	$767,050	(g)(h)	$0		$0
Bonus for Year of Termination	$0	$0	$427,837	(d)	$427,837	(d)	$0		$0

Total Cash Payments	$0	$0	$1,386,362		$2,344,887		$0		$575,000
Benefits & Perquisites
Health and Welfare Benefits	$0	$0	$9,438	(e)	$9,438	(e)	$0		$0

Total Benefits & Perquisites	$0	$0	$9,438		$9,438		$0		$0
Long-Term Incentive Compensation
"Spread" Value of Accelerated Options	$0	$0	$0		$0		$31,991	(i)	$31,991	(i)
Value of Accelerated RSUs	$0	$0	$0		$0		$201,469	(i)	$201,469	(i)

Total Value of Accelerated Equity Awards	$0	$0	$0		$0		$233,460		$233,460
Total Value of Benefits	$0	$0	$1,395,800		$2,354,325		$233,460		$808,460

(a)
Termination without "cause" or for "good reason" upon or within one year immediately following a "change in control" (as such terms are defined in the agreement).

(b)
Paid over 12 months.

(c)
Amount reflects the severance bonus amount (i.e., higher of last two bonuses but not higher than the target bonus for year of termination). Amount shown is the 2011 target bonus.

(d)
Amount reflects pro rata amount of bonus that would have been received for year of termination (amount shown reflects actual 2011 bonus). Paid in a lump sum.

(e)
Amount reflects reimbursement of COBRA premiums for 12 months.

(f)
Amount reflects two times base salary

(g)
Paid over 24 months (or in lump sum if such "change in control" constitutes a "change in control" under Section 409A of the Internal Revenue Code).

(h)
Amount reflects two times the severance bonus amount (i.e., higher of last two bonuses but not higher than the target bonus for year of termination). Amount shown is two times the 2011 target bonus.

(i)
Reflects full vesting of options and RSUs.

(j)
Amount to be reduced by any disability payments to executive under any Company disability plan.

Ira H. Raphaelson

        On May 13, 2011 the Company entered into an agreement with Ira H. Raphaelson, the Company's former Vice President, General Counsel and Secretary, in connection with his separation effective November 1, 2011. For a description of the terms of the separation agreement, including the benefits received by Mr. Raphaelson under the agreement, see "Compensation Discussion and Analysis—Employment Agreements; Severance and Change in Control Arrangements—Separation Agreement with Mr. Raphaelson."

Change in Control

        As discussed above, the employment agreements that we have with certain executive officers, including Messrs. Weil, Lipkin, Huntley and Chambrello, provide for enhanced severance payments if their employment were terminated in connection with a change in control. In general, under such agreements, a change in control would be deemed to occur if: (1) a person (excluding the Company, a subsidiary or affiliate or any holder of 20% or more of our common stock) becomes the beneficial owner of 40% or more of the Company's voting securities; (2) the stockholders of the Company approve a merger, consolidation, recapitalization, reorganization, or the consummation of such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the voting securities outstanding immediately after the transaction being owned by persons who owned at least 80% of the voting power of the securities of the Company outstanding immediately before such transaction; (3) the stockholders of the Company approve a plan of liquidation or sale of all or substantially all of the Company's assets or the Company sells all or substantially all the stock of the Company to a person other than an affiliate; or (4) during any period of two consecutive years, the individuals who constitute the Board, together with any new director whose election was approved by at least two-thirds of the directors in office who were directors at the beginning of the period, cease to constitute at least a majority of the Board.

        In addition, pursuant to the terms of the Company's stockholder-approved 2003 Plan and predecessor plans, unvested stock options and other equity awards held by the participants in such plans would generally accelerate upon the occurrence of a change in control in which a person becomes the beneficial owner of 40% of more of the Company's voting securities or upon a transaction requiring stockholder approval for the acquisition of the Company by merger or otherwise or for the purchase of substantially all of the Company's assets. If such event had occurred on the last business day of the year, the named executive officers would have received an acceleration of unvested awards held under such plans in the following aggregate amounts:

Executive	Stock Options	RSUs
Mr. Weil	$525,000	$9,130,174
Mr. Lipkin	$26,984	$867,646
Mr. Kennedy	$90,776	$644,711
Mr. Huntley	$31,991	$201,469
Mr. Chambrello	$0	$1,477,523

        The amounts are calculated based on the closing price of our common stock on the last trading day of 2011, which was $9.70. Mr. Weil's amounts do not include the performance-conditioned equity awards that he received upon becoming Chief Executive Officer in late 2010.

        In addition, if such a change in control were to occur, participants in the Company's DCP would receive their account balances as soon as practicable following such event.

Certain Relationships and Related Person Transactions

        Since December 2009, we have employed A. Lorne Weil's brother, Richard Weil. From December 2009 to December 2010, Richard Weil served as Vice President, International Business Development and Sales. Since December 2010, he has served as Chief Executive Officer of Sciplay, the Company's former joint venture with Playtech Limited and a wholly owned subsidiary of the Company since January 2012. For 2011, his base salary was $375,000 and he had an annual target bonus opportunity equal to 50% of his base salary. In early 2012, as part of the MICP, he was awarded a cash bonus for 2011 of $189,556 and 22,404 RSUs (four year vesting). In early 2012, his base salary was increased to $425,000 and he was awarded a special grant of 55,000 performance-conditioned RSUs (with vesting and other terms described above under "Compensation Discussion and Analysis—Long-Term Incentive Compensation—Special Performance-Conditioned Equity Awards"). His annual target bonus opportunity was increased to 66.7%

of his base salary from 50% of his base salary. In early 2011, as part of the MICP, he was awarded a cash bonus for 2010 of $103,186, 9,981 RSUs (four-year vesting) and 19,271 stock options (with an exercise price of $8.90, which was equal to the market price of our common stock on the date of grant, four-year vesting and a ten-year term).

        Since December 2008, the Company has employed A. Lorne Weil's son, Luke Weil, as Director, International Business Development. His current compensation rate is approximately $270,000 (representing his base salary rate and annual bonus opportunity). In early 2012, as part of the MICP, he was awarded a cash bonus for 2011 of $42,920 and 4,439 RSUs (four-year vesting). In early 2011, as part of the MICP, he was awarded a cash bonus for 2010 of $19,346 and 2,852 RSUs (four-year vesting).

Policies and Procedures for Approval of Transactions with Related Persons

        The Company has written policies and procedures relating to related party transactions. The Audit Committee, with assistance from the General Counsel, is responsible for reviewing and approving related person transactions that are subject to SEC disclosure requirements, including transactions in which the Company is a participant, the amount exceeds $120,000 and a related person has a direct or indirect material interest. A related person includes a director, executive officer, nominee for election as a director, person holding more than 5% of our stock and any immediate family member of any of the foregoing persons. The Company's policy is not to enter into a related person transaction unless both the Audit Committee and the Board approve the transaction as specified in the Audit Committee's charter. Transactions with related persons at lower thresholds as well as certain material changes in previously approved relationships also require the Audit Committee's approval.

 REPORT OF THE AUDIT COMMITTEE

        The Audit Committee operates under a written charter adopted by the Board that is available on the Company's website at www.scientificgames.com.

        The Audit Committee oversees the accounting, auditing and financial reporting processes of the Company. As part of its oversight responsibilities, the Audit Committee reviewed and discussed the Company's financial statements for the year ended December 31, 2011 with management and Deloitte & Touche LLP, the independent auditor for the Company. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications between Deloitte & Touche LLP and the Audit Committee concerning independence and discussed with Deloitte & Touche LLP its independence from the Company. The Audit Committee also considered whether the provision of tax services and other non-audit services by Deloitte & Touche LLP are compatible with maintaining auditor independence. Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board that the audited financial statements for the Company be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee
Michael J. Regan, Chairman Barry F. Schwartz Eric M. Turner

 PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        The Audit Committee has appointed Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2012 and stockholders are being asked to ratify such appointment at the annual meeting.

        Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

        Approval of the proposal to ratify the appointment of the independent auditor requires the affirmative vote of a majority of the shares entitled to vote represented at the meeting. If the appointment is not ratified by stockholders, the Audit Committee will reconsider such appointment.

Fees Paid to Independent Auditor

        Aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2011 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were approximately:

	2010 Fees	2011 Fees
Audit Fees:	$1,737,000	$1,736,000
Audit Related Fees:	$113,000	$825,848
Tax Fees:	$679,000	$645,322
All Other Fees:	$925,000	$1,028,315

        The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements, the reviews of our interim consolidated financial statements included in our quarterly reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation and statutory audits of foreign subsidiary financial statements. The Audit Related Fees listed above were billed in connection with agreed upon procedures related to benefit plan audits and the professional services performed in connection with our acquisition of Barcrest. The Tax Fees listed above were billed for tax compliance, planning and advice. The All Other Fees listed above were billed for services provided in connection with agreed-upon procedures and related reports for lottery instant ticket games. All of the fees set forth in the table above were pre-approved by the Audit Committee in accordance with the procedures described below.

Pre-Approval Policy for Services Performed by Independent Auditor

        The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

        The Audit Committee has adopted an auditor pre-approval policy that sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC's rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

 OTHER MATTERS

        We are not aware of any matter other than those described in this Proxy Statement that will be acted upon at the annual meeting. In the event that any other matter properly comes before the meeting for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matter.

        We will pay the costs of proxy solicitation. Proxies are being solicited primarily by mail, but, in addition, our officers and employees may solicit proxies in person, by telephone or electronically. We have retained D.F. King & Co., Inc. to assist us in soliciting proxies for a fee of $8,500 plus reimbursement of reasonable out-of-pocket costs and expenses.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder wants to submit a proposal for inclusion in our proxy materials for the next annual meeting of stockholders, it must be received at our principal executive offices, 750 Lexington Avenue, 25th Floor, New York, New York 10022, Attention: Corporate Secretary, not later than December 27, 2012. In order to avoid controversy, stockholders should submit proposals by means, including electronic means, which permit them to prove the date of delivery.

        If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 12, 2013, or such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting, without including information regarding such proposal in our proxy materials.

        The deadlines described above are calculated by reference to the mailing date of the proxy materials for this year's annual meeting. If the Board changes the date of next year's annual meeting by more than 30 days, the Board will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in our annual report on Form 10-K, our quarterly reports on Form 10-Q, a current report on Form 8-K or by any other means reasonably calculated to inform the stockholders.

        Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors
GRIER C. RACLIN Senior Vice President, General Counsel and Corporate Secretary
Dated: April 26, 2012

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000141950_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 A. Lorne Weil 02 Michael R. Chambrello 03 Peter A. Cohen 04 Gerald J. Ford 05 David L. Kennedy 06 Paul M. Meister 07 Ronald O. Perelman 08 Michael J. Regan 09 Barry F. Schwartz 10 Frances F. Townsend 11 Eric M. Turner SCIENTIFIC GAMES CORPORATION 750 LEXINGTON AVE NEW YORK,NY 10022 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Scientific Games Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as independent auditor for the fiscal year ending December 31, 2012. 3. Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000141950_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . SCIENTIFIC GAMES CORPORATION 750 Lexington Avenue, New York, New York 10022 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - JUNE 5, 2012 The undersigned hereby appoints Jeffrey S. Lipkin and Grier C. Raclin, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to act for the undersigned and to vote the full number of shares of the Class A Common Stock of Scientific Games Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Scientific Games Corporation to be held at its executive offices, 750 Lexington Avenue, 19th Floor, New York, New York at 10:30 a.m. on Tuesday, June 5, 2012, and at any adjournments or postponements thereof, in accordance with the instructions set forth on this proxy card, and in their discretion, with respect to all other matters that may properly come before the meeting. Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. (Continued and to be signed on reverse side)